Exhibit 10.5

Execution Form

Exhibit E

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

VACASA HOLDINGS LLC

Dated as of [ • ], 2021

THE LIMITED LIABILITY COMPANY INTERESTS IN VACASA HOLDINGS LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND ANY HOLDER OF SUCH INTERESTS.

TABLE OF CONTENTS

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FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of VACASA HOLDINGS LLC, a Delaware limited liability company (the “Company”), dated as of [ • ], 2021 (the “Restatement Date”), by and among the Company, Vacasa, Inc., a Delaware corporation (“PubCo”, as the Initial Managing Member as defined below) and the Members (as defined below).

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “LLC Act”), pursuant to the Certificate of Formation of the Company filed in the Office of the Secretary of State of the State of Delaware on May 20, 2020 and the execution of the Limited Liability Company Agreement of the Company dated as of May 20, 2020 (the “Initial Agreement”) by Vacasa LLC, a Delaware limited liability company and the initial sole member of the Company (“Vacasa,” and in its capacity as the initial sole member of the Company, the “Initial Member”);

WHEREAS, on May 21, 2020, pursuant to the Agreement and Plan of Merger (as it may be amended or restated from time to time, the “Merger Agreement”) among the Company, Vacasa and Vacasa Merger Sub LLC, a Delaware limited liability company and direct wholly owned Subsidiary of the Company (“Merger Sub”), and the Certificate of Merger of Merger Sub filed in the Office of the Secretary of State of the State of Delaware, Merger Sub merged with and into Vacasa and Vacasa was the surviving entity (the “Merger”) and as a result therefrom, Vacasa is a direct wholly owned Subsidiary of the Company;

WHEREAS, effective as of the effective time of the Merger (the “Prior Effective Time”), (i) the Initial Agreement was amended and restated in its entirety as set forth in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 21, 2020 (the “Restated Agreement”), (ii) pursuant to the Merger Agreement all of the units of limited liability company interests held by Persons who were members of Vacasa as of immediately prior to the Prior Effective Time (the “Vacasa Members”) were converted to and exchanged for all of the Units of the Company and (iii) each Vacasa Member was automatically admitted as a member of the Company;

WHEREAS, at the Prior Effective Time, certain Members of the Company entered into related agreements with the Company to establish certain rights and obligations applicable to the Units held by such Members, including an Investor Rights Agreement (the “Investor Rights Agreement”) and a Right of First Refusal and Co-Sale Agreement (the “Right of First Refusal and Co-Sale Agreement”), each as of May 21, 2020 and effective as of the Prior Effective Time with respect to all parties thereto;

WHEREAS, immediately following the admission of the Vacasa Members as members of the Company, the Initial Member withdrew as, and ceased to be, a member of the Company;

WHEREAS, the Restated Agreement was amended and restated in its entirety as set forth in the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 21, 2020 (the “Second Restated Agreement”), for the purposes of, among other things: (i) reflecting the creation and authorization of the new Series D-1 Preferred Units and Series D-2 Preferred Units; (ii) reflecting the establishment of the rights, preferences and obligations of the holders of the Series D-1 Preferred Units and the Series D-2 Preferred Units; and (iii) admitting Management Holdco as a Member of the Company;

WHEREAS, the Second Restated Agreement was further amended on September 17, 2020, October 9, 2020 and December 1, 2020, for the purposes of, among other things: (i) increasing the total number of Employee Units reserved for issuance; (ii) increasing the size of the board and changing the composition and voting rights of the members of the board; and (iii) issuing additional Series C-1 Preferred Units in connection with that certain Series C-1 Preferred Unit Purchase Agreement between the Company and Chris Terrell;

WHEREAS, pursuant to the Contribution Agreement, dated as of March 7, 2021 (as it may be amended or restated from time to time, the “Contribution Agreement”), among the Company, Turnkey Vacations, Inc. (“TK Newco”), and Turnkey Vacation Rentals, Inc., a Delaware corporation (“TK Inc.”), the Company acquired all of the issued and outstanding equity interests of Turnkey Vacation Rentals LLC, the successor to TK Inc. after TK Inc.’s conversion from a corporation to a Delaware limited liability company. The equity interests of Turnkey Vacation Rentals LLC were acquired, in exchange for the issuance of a new class of Units to TK Newco designated as Class A Common Units;

WHEREAS, the Second Restated Agreement was amended and restated in its entirety as set forth in the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 1, 2021 (the “Third Restated Agreement”), for the purposes of, among other things: (i) reflecting the creation and authorization of the new Class A Common Units and Class C Units; (ii) reflecting the reclassification of the Company’s existing Units prior to the effective date thereof as Class B Units; (iii) reflecting the establishment of the rights, preferences and obligations of the Class A Common Units and Class C Units; and (iv) admitting TK Newco as a Member of the Company and designating TK Newco as sole managing Member of the Company;

WHEREAS, in connection with designating TK Newco as sole managing Member of the Company, TK Newco, the existing Members and other stockholders of TK Newco entered into the Stockholders Agreement, dated as of April 1, 2021, to establish voting and governance rights and obligations applicable to the stockholders of TK Newco;

WHEREAS, in connection with the Contribution Agreement, TK Newco and existing Members entered into related agreements with the Company to establish certain rights and obligations applicable to the Class A Common Units, including an amended and restated Investor Rights Agreement (as amended, the “Restated Investor Rights Agreement”) and an amended and restated Right of First Refusal and Co-Sale Agreement (as amended, the “Restated Right of First Refusal and Co-Sale Agreement”), each dated as of the date hereof;

WHEREAS, that certain Business Combination Agreement, dated as of July 28, 2021 (as it may be amended or restated from time to time, the “Business Combination Agreement”), among the Company, TPG Pace Solutions Corp. (“Pace”), TK Newco and the other parties thereto, provides for the Company to participate in a series of reorganization transactions, including: (a) the Company Recapitalization (as defined in the Business Combination Agreement), (b) the Domestication Merger (as defined in the Business Combination Agreement) , (c) the Merger and the Blocker Mergers (as defined in the Business Combination Agreement), and (d) the contribution by PubCo of all of the assets it then holds (other than Units and Company Options (as defined herein)) to the Company in exchange for such number of Common Units, and Class G Units (as defined herein) such that, after giving effect to such exchange and the Blocker Mergers, PubCo holds a number of Common Units equal to the number of shares of Class A Common Stock issued and outstanding immediately after giving effect to the Transactions (as defined in the Business Combination Agreement), a number of Class G Units equal to the number of shares of Class G Common Stock (as defined herein) issued and outstanding immediately after giving effect to the Transactions and a number of Company Options equal to the number of Surviving Corporation Options (as defined in the Business Combination Agreement) into which the vested TK Newco Options (as defined in the Business Combination Agreement) convert pursuant to the Business Combination Agreement; and

WHEREAS, in connection with the Transactions, the existing Members wish to restate the Third Restated Agreement in its entirety and the parties hereto wish to enter into this Fourth Amended and Restated Limited Liability Company Agreement of the Company to designate PubCo as the initial managing member of the Company (“Initial Managing Member”) and to otherwise set forth the terms and conditions on which the Company shall be operated.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend and restate the Third Restated Agreement in its entirety as follows:

Article I

DEFINITIONS AND USAGE

Section 1.01        Definitions.

(a)         The following terms shall have the following meanings for the purposes of this Agreement:

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the issuance of new Units to such Person after the Restatement Date.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(b)        credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(c)         debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such first specified Person; provided, that for purposes of this Agreement, (i) no Member (or equityholder of such Member) shall be deemed to be an Affiliate of any other Member (or equityholder of such Member) solely by virtue of this Agreement and (ii) the Company, on the one hand, and each of the Members (and each equityholder of any such Member), on the other hand, shall not be deemed to be Affiliates of each other solely by virtue of this Agreement.

“Aggregate Tax Distribution Cap” means, with respect to any taxable period, an amount equal to (i) one hundred twenty percent (120%); multiplied by (ii) the aggregate amount of taxable income and gain of the Company allocated to the Members by the Company with respect to such taxable period (including for this purpose any allocations made under Section 704(c) of the Code and any amounts with respect to an election made under Section 6226 of the Code that are described in the last sentence of the definition of “Tax Distribution Amount,” and determined for this purpose by ignoring any adjustments made in connection with Section 743 of the Code); multiplied by (iii) the Tax Rate.

“Black-Out Period” means any “black-out” or similar period under PubCo’s policies covering trading in PubCo’s securities (including any Trading Policy) to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Business Day” means any day excluding Saturday, Sunday or any day which is a legal holiday under the Laws of the State of California or the State of New York or is a day on which banking institutions in the State of California or the State of New York are authorized or required by Law or other governmental action to close.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.02.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Company with respect to any Units held or purchased by such Member.

“Carrying Value” means, with respect to any Property (other than money), such Property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a)         the initial Carrying Value of any such Property contributed by a Member to the Company shall be the fair market value of such Property, as determined by the Managing Member; and

(b)        the Carrying Values of all such assets may, as determined by the Managing Member, be adjusted to equal their respective fair market values at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for an interest in the Company; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) in exchange for all or a portion of such Member’s interest in the Company; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) in connection with a grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; provided, however, that adjustments pursuant to clauses (i), (ii) or (iv) of this paragraph need not be made if the Managing Member reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member.

In the case of any asset of the Company that has a Carrying Value that differs from its adjusted tax basis, the Carrying Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Cash Settlement” means, with respect to any Redemption, immediately available funds in U.S. dollars in an amount equal to the number of Redeemed Units subject thereto, multiplied by the Common Unit Redemption Price.

“Change of Control” means the occurrence of any of the following events:

(a)         any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of PubCo (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of PubCo entitled to vote;

(b)        the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets (including a sale of all or substantially all of the assets of the Company); or

(c)         there is consummated a liquidation, merger, share exchange or consolidation of PubCo with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate Parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“Class A Common Stock” means Class A common stock, $0.00001 par value per share, of PubCo.

“Class B Common Stock” means Class B common stock, $0.00001 par value per share, of PubCo.

“Class G Common Stock” means Class G common stock, $0.00001 par value per share, of PubCo.

“Class G Unit” means a limited liability company interest in the Company, designated herein as a “Class G Unit”.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” means a limited liability company interest in the Company, designated herein as a “Common Unit”. For the avoidance of doubt, a Class G Unit is not a Common Unit.

“Common Unit Redemption Price” means, with respect to any Redemption Date, (a) if the Class A Common Stock trades on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Settlement had not been elected and (ii) the average of the volume-weighted closing price for a share of Class A Common Stock (or any class of stock into which it has been converted) on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported on bloomberg.com, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock or (b) if the Class A Common Stock no longer trade on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Settlement had not been elected and (ii) the fair market value of one share of Class A Common Stock, as determined by the Managing Member in good faith, that would be obtained in an arms’ length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller and without any discounts for liquidity or minority discount.

“Company Minimum Gain” means “partnership minimum gain,” as defined in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Option” means an option to purchase a Common Unit that is held by PubCo and that corresponds to a Surviving Corporation Option into which a vested TK Newco Option converts pursuant to the Business Combination Agreement, which Company Option shall have the same exercise price per Common Unit as the exercise price per share of Class A Common Stock that applies to such corresponding Surviving Corporation Option, and shall vest, forfeit and expire on the same dates as the corresponding Surviving Corporation Option, with all other pertinent terms and conditions of such Surviving Corporation Option applying mutatis mutandis to the Company Option.

“Company Representative” has, with respect to taxable periods beginning after December 31, 2017, the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder and, with respect to taxable periods beginning on or before December 31, 2017, the meaning assigned to the term “tax matters partner” as defined in Code Section 6231(a)(7) prior to its amendment by Title XI of the Bipartisan Budget Act of 2015, in each case as appointed pursuant to Section 6.01(a).

“Control” (including the terms “Controlling” and “Controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Person” means (i) each Member or an Affiliate thereof, in each case in such capacity, (ii) each officer, director, equityholder, member, partner, employee, representative, agent or trustee of a Member or an Affiliate thereof, in each case in such capacity, and (iii) each officer, director, shareholder, member, partner, employee, representative, agent or trustee of the Managing Member, the Company or an Affiliate controlled thereby of, in each case in such capacity.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero (0), Depreciation with respect to such asset shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Managing Member.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Employee Member” means (i) any current or former employee or other service provider of PubCo, the Company or their respective Subsidiaries that holds Common Units (directly or indirectly through Management Holdco) as of the date hereof, and (ii) any other employee or other service provider of PubCo, the Company or any of their respective Subsidiaries who receives Units (directly or indirectly through Management Holdco) after the date hereof and is designated as an “Employee Member” by the Managing Member, in each case, in such employee or other service provider’s capacity as a holder of such Units.

“Employee Units” means the Common Units held (directly or indirectly through Management Holdco) by an Employee Member or Management Holdco.

“Equity Incentive Plan” means any equity incentive plan, employee stock purchase plan or similar plan, agreement or arrangement adopted or entered into by the Company, PubCo or any of their Affiliates that is effective on or after the date hereof, including, without limitation, PubCo’s 2021 Incentive Award Plan.

“Equity Securities” means, with respect to any Person, any (i) membership interests, partnership interests or shares of capital stock, (ii) equity, ownership, voting, profit or participation interests or (iii) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.

“Exchange Act” means the Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future Law.

“Family Member” means, with respect to a Person, such Person’s spouse, domestic partner, parents, grandparents, lineal descendants or siblings, including any Affiliates thereof, or any trust, family-partnership or estate-planning vehicle, corporation, limited liability company, partnership or other entity of which all of the economic beneficial ownership thereof belongs to such Person or their Family Members, a charitable institution controlled by such Person and/or their Family Members, an individual mandated under a qualified domestic relations order and a legal or personal representative of such Person and/or their Family Members in the event of death or disability.

“Fiscal Year” means the Company’s fiscal year, which shall initially be the twelve (12) month period ending on December 31 of each year unless another fiscal year is required (or otherwise provided for) for U.S. federal income tax purposes.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof and the SEC, any non-U.S. regulatory agency and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Company or any of its Subsidiaries.

“Initial Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of immediately following the execution hereof, the amount of which is set forth on the Member Schedule.

“Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its assets, in each case, as amended unless expressly specified otherwise.

“Level Equity” shall mean Level Equity Management, LLC.

“Level Equity Investors” means LEGP I VCS, LLC, LEGP II VCS, LLC, LEGP II VCS Splitter, L.P., Level Equity Opportunities Fund 2015, L.P., LEOF 2015 Splitter (VCS), L.P., Level Equity Opportunities Fund 2018, L.P., LEOF 2018 Splitter (VCS), L.P., Level Equity-VCS Investors, LLC and any Affiliates thereof that hold Units.

“Level Equity Related Entity” means any Level Equity Related Fund, any Level Equity Related Fund Subsidiary and any general partner of a Level Equity Related Fund.

“Level Equity Related Fund” means a bona fide investment fund, or alternative investment vehicle of a bona fide investment fund, that is advised by the investment manager of any Level Equity Investor, or by an Affiliate of the investment manager of any Level Equity Investor.

“Level Equity Related Fund Subsidiary” means any Person whose equity is directly or indirectly one hundred percent (100%) owned by (i) one or more Level Equity Related Funds and/or (ii) to the extent that the general partner(s) of such Level Equity Related Funds acquired an equity interest in such Person in connection with the Level Equity Related Fund’s investment in the Company, such general partner(s). For the avoidance of doubt, Level Equity Investors are Level Equity Related Fund Subsidiaries as of the Restatement Date.

“Liquidation” means a liquidation or winding up of the Company.

“Lock-up Period” shall have the meaning set forth in the Bylaws of PubCo.

“Lock-up Period Early Release Date” shall have the meaning set forth in the Bylaws of PubCo.

“Lock-up Shares” means (i) the Units held by the Lock-up Holders immediately following the closing of the transactions contemplated by the Business Combination Agreement and (ii) any equity securities of the Company that may be issued or distributed or be issuable with respect to the securities referred to in clause (i) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Management Holdco” means Vacasa Employee Holdings LLC, a Delaware limited liability company, which was formed for the special purpose of holding Employee Units of the Company and receiving distributions in respect of such Employee Units.

“Management Holdco LLC Agreement” means the limited liability company agreement of Management Holdco, dated as of May 21, 2020, as may be amended from time to time.

“Management Holdco Member” means a member of Management Holdco.

“Managing Member” means (i) PubCo so long as PubCo has not withdrawn as the Managing Member pursuant to Section 7.02 and (ii) any successor thereof appointed as Managing Member in accordance with Section 7.02.

“Member” means any Person named as a Member of the Company on Schedule A and the books and records of the Company, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Net Income” and “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)         any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(b)        any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;

(c)         gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(d)         in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(e)         to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(f)          if the Carrying Value of any Company asset is adjusted in accordance with clause (b) of the definition of Carrying Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss; and

(g)        notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.04(b) shall not be taken into account in computing Net Income and Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.04(b) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Parent” means, with respect to any Person, any other Person that directly or indirectly owns any equity or voting interest in the first specified Person.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law and other official guidance interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax law).

“Percentage Interest” means, with respect to any Member, a fractional amount, expressed as a percentage: (i) the numerator of which is the aggregate number of Common Units owned of record thereby and (ii) the denominator of which is the aggregate number of Common Units issued and outstanding. The sum of the outstanding Percentage Interests of all Members shall at all times equal 100%.

“Permitted Transferees” means any transferees of Common Units pursuant to Section 8.02 and Section 8.04, subject to Section 8.01.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, Governmental Authority or other entity (or series thereof, to the extent such series is treated as a separate entity for U.S. federal income tax purposes).

“Prime Rate” means the rate of interest from time to time identified by The Wall Street Journal, as being the “prime” rate (or if The Wall Street Journal does not identify such a rate, the “prime” rate as identified by another newspaper of national circulation).

“Property” means an interest of any kind in any real or personal (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“PubCo Approved Change of Control” means any Change of Control of PubCo that meets the following conditions: (i) such Change of Control was approved by the board of directors of PubCo prior to such Change of Control, (ii) the terms of such Change of Control provide for the consideration for the Units in such Change of Control to consist solely of (A) freely and immediately tradeable common equity securities of an issuer listed on a national securities exchange and/or (B) cash and (iii) if such common equity securities would be Registrable Securities (as defined in the Registration Rights Agreement) of such issuer for any stockholder party to the Registration Rights Agreement, the issuer of such listed equity securities has become a party thereto as a successor to PubCo effective upon closing of such Change of Control.

“Public Offering” means an underwritten offering and sale of Equity Securities to the public pursuant to a registration statement, including a “bought” deal or “overnight” public offering.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated on or about the date hereof, by and among PubCo, certain stockholders of PubCo and the Members.

“Relative Percentage Interest” means, with respect to any Member relative to another Member or Members, a fractional amount, expressed as a percentage, the numerator of which is the Percentage Interest of such Member; and the denominator of which is (x) the Percentage Interest of such Member plus (y) the aggregate Percentage Interest of such other Member or Members.

“Riverwood Investors” shall mean RW Vacasa AIV L.P. and Riverwood Capital Partners II (Parallel - B) L.P., RCP III Vacasa AIV L.P., Riverwood Capital Partners III (Parallel - B) L.P. and any Affiliates thereof that hold Units.

“Riverwood Related Entity” means any Riverwood Related Fund, any Riverwood Related Fund Subsidiary and any general partner of a Riverwood Related Fund.

“Riverwood Related Fund” means a bona fide investment fund, or alternative investment vehicle of a bona fide investment fund, that is advised by the investment manager of any Riverwood Investor, or by an Affiliate of the investment manager of any Riverwood Investor.

“Riverwood Related Fund Subsidiary” means any Person whose equity is directly or indirectly one hundred percent (100%) owned by (i) one or more Riverwood Related Funds and/or (ii) to the extent that the general partner(s) of such Riverwood Related Funds acquired an equity interest in such Person in connection with the Riverwood Related Fund’s investment in the Company, such general partner(s). For the avoidance of doubt, Riverwood Investors are Riverwood Related Fund Subsidiaries as of the Restatement Date.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Share Settlement” means, with respect to any applicable Redemption, a number of shares of Class A Common Stock equal to the number of Redeemed Units.

“SLP Investor” shall mean, collectively “Series 1” and “Series 2” of SLP Venice Aggregator, L.P., and any Affiliates thereof that hold Units and their Permitted Transferees.

“SLP Related Entity” means any SLP Related Fund, any SLP Related Fund Subsidiary and any general partner of a SLP Related Fund.

“SLP Related Fund” means a bona fide investment fund, or alternative investment vehicle of a bona fide investment fund, that is advised by the investment manager of SLP Investor, or by an Affiliate of the investment manager of SLP Investor.

“SLP Related Fund Subsidiary” means any Person whose equity is directly or indirectly one hundred percent (100%) owned by (i) one or more SLP Related Funds and/or (ii) to the extent that the general partner(s) of such SLP Related Funds acquired an equity interest in such Person in connection with the SLP Related Fund’s investment in the Company, such general partner(s). For the avoidance of doubt, SLP Investor is a SLP Related Fund Subsidiary as of the Restatement Date.

“Stock Exchange” means the [ • ].

“Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, by and among PubCo and the other persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof (including (i) any limited partnership of which such Person, directly or indirectly, is the general partner or otherwise has the power to direct or cause the direction of the management and policies thereof and (ii) any limited liability company of which such Person, directly or indirectly, is the managing member or otherwise has the power to direct or cause the direction of the management and policies thereof).

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the Transfer of then-existing Units to such Person.

“Sunset Date” means the date the Company Holders (other than the Blockers) (as defined in the Business Combination Agreement) and Blocker Holders collectively, in the aggregate, beneficially own a number of shares (adjusted as appropriate to disregard the effect of any stock split, reverse stock split, recapitalization, combination or similar transaction) of Class A Common Stock representing less than forty percent (40%) of the number of shares of Class A Common Stock beneficially owned by the Company Holders (other than the Blockers) and Blocker Holders collectively, in the aggregate, immediately following the closing of the transactions contemplated by the Business Combination Agreement (assuming, for this purpose, that all outstanding Common Units are and were exchanged at the applicable times of measurement by the Company Holders (other than the Blockers) and Blocker Holders for shares of Class A Common Stock in accordance with this Agreement and without regard to the lock-up restrictions set forth at Section 8.04 or any other restriction on exchange).

“Tax Distribution” means a distribution made by the Company pursuant to Section 5.03(e)(i) or Section 5.03(e)(ii).

“Tax Distribution Amount” means, with respect to any Member, an amount equal to the excess of (i) the product of (A) the Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for U.S. federal income tax purposes, allocated to such Member for any Fiscal Year (or portion thereof) beginning on or after the Restatement Date, less prior taxable loss or deductions of the Company allocated to such Member for full or partial Fiscal Years commencing on or after the Restatement Date, in each case, as reasonably determined by the Managing Member over (ii) the cumulative Distributions made to such Member after the Restatement Date pursuant to Section 5.03(e) with respect to Fiscal Years (including any portion thereof) beginning on or after the Restatement Date. The Tax Distribution Amount with respect to PubCo for a Fiscal Year shall in no event be less than an amount that will enable PubCo to meet its tax obligations and PubCo’s obligations pursuant to the Tax Receivable Agreement for the relevant Fiscal Year. The Tax Distribution Amounts of the Members shall be determined without taking into account the effects of Section 743(b) of the Code. Notwithstanding anything else in this Agreement, for purposes of this definition and determining the amounts of Tax Distributions to be made hereunder, any amounts of income, gain or other liabilities required to be taken into account by a Member as a result of an election under Section 6226 of the Code (or any similar election made under similar provisions of applicable Law) after the date hereof will be treated as having been allocated to the applicable Member in respect of a Fiscal Year (or portion thereof) beginning on or after the Restatement Date (even if the taxable period that is the subject of the adjustment ended prior to the Restatement Date).

“Tax Rate” means the highest marginal tax rates for an individual (or corporation, if higher) that is resident in New York City applicable to ordinary income, qualified dividend income or capital gains, as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes as applicable at the time for U.S. federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code or Section 164 of the Code.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as or around the date hereof, by and among PubCo, the Company and the other parties thereto.

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Trading Policy” means any exchange and/or insider trading policy that may be established by PubCo, as may be amended from time to time.

“Transaction Documents” means the Business Combination Agreement and the Ancillary Agreements (as defined in the Business Combination Agreement).

“Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b)).

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time, including temporary and (to the extent they can be relied upon) proposed regulations.

“Units” means Class G Units, Common Units or any other type, class or series of limited liability company interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided, that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the limited liability company interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unvested Unit” means, on any date of determination, any Common Unit held by a Member (directly, or indirectly through Management Holdco) that is not “vested” in accordance with such Member’s (or its direct or indirect Transferor’s) applicable Vesting Letter.

“Vested Units” means any Units that are not Unvested Units

“Vesting Letter” means an agreement between (i) any Member, on the one hand, and the Company or any of its Subsidiaries, on the other hand or (ii) any Management Holdco Member, on the one hand, and Management Holdco, the Company or any of Subsidiaries, on the other hand, in each case, governing the issuance or other terms of Common Units or Management Holdco Member Interests (or any interests which were converted into or exchanged for such Units or Management Holdco Member Interests), as applicable, to the applicable party.

(h)               Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

ACT	8.04

Agreement	Preamble

Cause	13.16

Change of Control Exchange Date	10.02(a)

Company	Preamble

Controlled Entities	11.02(c)(ii)

Direct Redemption	9.01(d)

Dissolution Event	12.01(c)

Economic PubCo Security	4.01(a)

Election Notice	9.01(a)

Management Holdco Action	10.01

Management Holdco Member Interests	10.01

Management Holdco Members	10.01

Management Holdco Redemption Right	9.07(a)

Employee Member Put Right	9.07(a)

Employee Redemption Price	9.07(a)

Employee Unit Redemption Date	9.07(a)

Employee Unit Redemption Notice	9.07(a)

Employee Unit Redemption Right	9.07(a)

Expenses	11.02(c)(ii)

Indemnification Sources	11.02(c)(ii)

Indemnitee-Related Entities	11.02(c)(ii)(A)

Jointly Indemnifiable Claims	11.02(c)(ii)(B)

Member Schedule	3.01(b)

Officers	7.05(a)

Permitted Transfer	8.02

Permitted Transferee	8.02

Process Agent	13.05(b)

Proposed Regulations	6.02(b)

PubCo	Preamble

PubCo Approved Recap Transaction	10.02(b)

Redeemed Employee Member	9.07(a)

Redeemed Employee Units	9.07(a)

Redeemed Units	9.01(a)

Redeeming Member	9.01(a)

Redemption	9.01(a)

Redemption Date	9.01(a)

Redemption Notice	9.01(a)

Redemption Right	9.01(a)

Regulatory Allocations	5.04(c)

Restatement Date	Preamble

Short Period 20	5.03(e)(iii)

Specified Covenants	11.02(a)

Transferor Member	5.02(b)

Withholding Advances	5.06(b)

Section 1.02        Other Definitional and Interpretative Provisions. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. Unless otherwise expressly provided herein, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein, but in the case of each of the foregoing, only to the extent that such amendment, modification, supplement, restatement, waiver or consent is effected in accordance with this Agreement. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members. Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

Article II

THE COMPANY

Section 2.01        Continuation of the Company. The Company was originally formed on May 20, 2020, as a Delaware limited liability company by the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (the filing of such certificate by an “authorized person” of the Company within the meaning of the LLC Act, being hereby approved and ratified in all respects). The Persons listed on the Schedule of Members as of the date hereof hereby continue or are hereby admitted, as applicable, as the Members of the Company. This Agreement shall be effective on the Restatement Date. The Members as of the date hereof agree and acknowledge that this Agreement replaces the Third Restated Agreement, which is no longer in effect. The rights and obligations of the Members and the terms and conditions of the Company shall be governed by the LLC Act and this Agreement. To the extent the LLC Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern to the extent permitted by law. The Managing Member shall cause to be executed and filed on behalf of the Company all other instruments or documents, and shall do or cause to be done all such filing, recording, or other acts as may be necessary or appropriate from time to time to comply with the requirements of law for the continuation and operation of a limited liability company in Delaware and in the other states and jurisdictions in which the Company shall transact business.

Section 2.02        Name. The name of the Company shall be “Vacasa Holdings LLC”. The name of the Company shall be the exclusive property of the Company, and no Member shall have any rights, commercial or otherwise, in the Company’s name or any derivation thereof. The Company’s name may be changed only by an amendment to the Certificate of Formation of the Company.

Section 2.03        Commencement and Term. The Company commenced on May 20, 2020 as a Delaware limited liability company and shall hereby continue as a Delaware limited liability company until it is dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement and in compliance with the LLC Act.

Section 2.04        Principal Place of Business. The principal place of business of the Company shall be at such place as the Managing Member may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices (within or without the State of Delaware) as the Managing Member may designate from time to time.

Section 2.05        Registered Agent and Registered Office. The address of the registered office of the Company in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation of the Company or such other office as the Managing Member may designate from time to time in the manner provided by applicable law, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the registered agent named in the Certificate of Formation of the Company or such Person or Persons as the Managing Member may designate from time to time in the manner provided by applicable law.

Section 2.06        Purposes. The purposes of the Company shall be to engage in any activity for which limited liability companies may be organized in the State of Delaware, all on the terms and conditions and subject to the limitations set forth in this Agreement. Subject to the LLC Act and this Agreement, the Company shall operate in a manner similar to that of a Delaware corporation.

Section 2.07        Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.06.

Section 2.08        Partnership Tax Status. The Members agree that the Company shall be classified as a partnership for U.S. federal and applicable state and local tax purposes, and the Members and the Company agree that they shall refrain from making any elections under the Treasury Regulations or other applicable Law, filing any tax returns or reports, and otherwise taking any actions, in each case, that are inconsistent with such classification. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the immediately preceding sentence. For U.S. federal income and applicable state and local income tax purposes, the Company is intended to be a “continuation” of Vacasa in accordance with Section 708 of the Code, and the parties hereto agree that they shall file all tax returns and reports in a manner consistent with such intended treatment and refrain from taking any actions inconsistent therewith, unless otherwise required pursuant to a final determination of a taxing authority.

Section 2.09        Regulation of Internal Affairs. The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Managing Member.

Section 2.10        Ownership of Property. Legal title to all Property conveyed to, or held by, the Company or its Subsidiaries shall reside in the Company or its Subsidiaries, as applicable, and shall be conveyed only in the name of the Company or its Subsidiaries, as applicable, and no Member or any other Person, individually, shall have any ownership of such Property.

Article III

UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS

Section 3.01        Units; Admission of Members.

(a)               Each Member’s ownership interest in the Company shall be represented by Units, which may be divided into one or more types, classes or series, or subseries of any type, class or series, with each type, class or series, or subseries thereof, having the rights and privileges, set forth in this Agreement.

(b)               The Managing Member shall have the right to authorize and cause the Company to issue a number of Company Options equal to the number of Surviving Corporation Options into which the vested TK Newco Options convert pursuant to the Business Combination Agreement, a number of Class G Units equal to the number of issued and outstanding shares of Class G Common Stock and an unlimited number of Common Units. The number and type of Units issued to each Member and the number, exercise price, vesting schedule and expiration date of each Company Option held by PubCo shall be set forth opposite such Member’s name on the schedule of Members of the Company held by the Company in its books and records (the “Member Schedule”). The Member Schedule shall be maintained by the Managing Member on behalf of the Company in accordance with this Agreement. When any Units or other Equity Securities of the Company are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, including in connection with the exercise by PubCo of any Company Option, the Member Schedule shall be amended by the Managing Member to reflect such issuance, repurchase, redemption or Transfer, the admission of Additional Members or Substitute Members and the resulting Percentage Interest of each Member. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein.

(c)               The Common Units may be subject to vesting and other terms and conditions as set forth in the Vesting Letters or in any Equity Incentive Plan.

(d)               The Managing Member may cause the Company to authorize and issue from time to time such other Units or other Equity Securities of any type, class or series, in each case, having the designations, preferences and/or special rights as may be determined by the Managing Member. Such Units or other Equity Securities may be issued pursuant to such agreements as the Managing Member shall approve in its discretion. When any such other Units or other Equity Securities are authorized and issued, the Member Schedule and this Agreement shall be amended by the Managing Member to reflect such additional issuances.

(e)               Unvested Units shall be subject to the terms of this Agreement and the applicable Vesting Letters and any Equity Incentive Plan, and the Managing Member shall have sole and absolute discretion to interpret and administer the Vesting Letters and Equity Incentive Plan and to adopt such amendments thereto or otherwise determine the terms and conditions of such Unvested Units in accordance with this Agreement and the applicable Vesting Letters and Equity Incentive Plan. Unvested Units that fail to vest are forfeited by the applicable Member shall be cancelled by the Company (and corresponding shares of Class B Common Stock held by the applicable Member shall be cancelled, in each case for no consideration) and shall not be entitled to any distributions pursuant to Section 5.03.

(f)                Unless the Managing Member otherwise directs, Units will not be represented by certificates.

Section 3.02        Substitute Members and Additional Members.

(a)               Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue, on such terms as may be determined by the Managing Member, additional Units. No Transferee of any Units or Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement (including Article VIII) and (ii) such Transferee or recipient shall have executed and delivered to the Company such instruments as the Managing Member deems necessary or desirable, in its sole and reasonable discretion, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member. A Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided, that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall, except as explicitly set forth herein, be relieved of all future obligations with respect to the Units so Transferred. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of a Substitute Member or Additional Member. In the event of any admission of a Substitute Member or Additional Member pursuant to this Section 3.02(a), this Agreement shall be deemed amended to reflect such admission, and any formal amendment of this Agreement (including Schedule A) in connection therewith shall only require execution by the Company and such Substitute Member or Additional Member, as applicable, to be effective.

(b)               If a Member shall Transfer all (but not less than all) of its Units, the Member shall thereupon cease to be a Member of the Company.

Section 3.03        Tax and Accounting Information.

(a)               Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Managing Member in accordance with Law and to the extent applicable with accounting methods followed for U.S. federal income tax purposes. In making such decisions, the Managing Member may rely upon the advice of the independent accountants of the Company.

(b)               Records and Accounting Maintained. For financial reporting purposes, unless otherwise determined by PubCo’s audit committee, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions. For tax purposes, the books and records of the Company shall be kept on the accrual method. The Fiscal Year of the Company shall be used for financial reporting and for U.S. federal income tax purposes to the extent permitted under applicable Law.

(c)               Financial Reports.

(i)                 The books and records of the Company shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of PubCo (or, if such firm declines to perform such audit, by an accounting firm selected by the Managing Member).

(ii)              In the event that neither PubCo nor the Company is required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company shall deliver, or cause to be delivered, the following to each Member (other than Management Holdco):

(A)             not later than ninety (90) days after the end of each Fiscal Year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related statements of operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and

(B)              not later than forty five (45) days or such later time as permitted under applicable securities law after the end of each of the first three fiscal quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the Fiscal Year and ending on the last day of such quarter.

(d)               Tax Returns.

(i)                 The Company shall timely cause to be prepared all U.S. federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. Upon request of any Member (other than Management Holdco), the Company shall furnish to each Member a copy of such tax return (provided, that the Company shall redact or withhold confidential information relating to other Members).

(ii)              The Company shall furnish to each Member (a) as soon as reasonably practicable after the end of each Fiscal Year, information concerning the Company and its Subsidiaries reasonably required for the preparation of U.S. federal, state and local income tax returns of such Members (or any beneficial owner(s) of such Member), including a Schedule K-1 within seventy five (75) days following the end of such Fiscal Year (and, in any event, the Company shall provide estimates thereof within sixty (60) days following the end of such Fiscal Year), indicating each Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its U.S. federal, state and local income tax returns; provided, that the Managing Member shall use commercially reasonable efforts to provide estimates of such information believed by the Managing Member in good faith to be reasonable, (b) as soon as reasonably practicable after the close of the relevant fiscal period, such information concerning the Company as is required to enable such Member (or any beneficial owner of such Member) to pay estimated taxes (and, as soon as reasonably practicable but in no event later than five (5) business days prior to the applicable quarterly estimate tax payment due date, tax information necessary for the Members to make their quarterly estimated tax payments) and (c) as soon as reasonably practicable after a request by such Member, such other information concerning the Company and its Subsidiaries that is reasonably requested by such Member for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Member) or for tax planning purposes.

(e)               Inconsistent Positions. No Member shall take a position on its income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item unless such Member notifies the Company of the different position the Member desires to take and the Company’s regular tax advisors, after consulting with the Member, are unable to provide an opinion that (after taking into account all of the relevant facts and circumstances) the arguments in favor of the Company’s position outweigh the arguments in favor of the Member’s position. Nothing in this Section 3.02(e) shall limit the other provisions of this Agreement and the Tax Receivable Agreement specifically providing for the tax characterization of transactions contemplated thereby.

Section 3.04        Books and Records. The Company shall keep full and accurate books of account and other records of the Company at its principal place of business. No Member (other than the Managing Member) shall have any right to inspect the books and records of PubCo, the Company or any of its Subsidiaries.

Section 3.05        Equity Incentive Plans. If at any time or from time to time, in connection with any Equity Incentive Plan, equity incentive awards are granted to, or become vested, settled or exercised by any grantee (including employees of the Company and its Subsidiaries), such awards shall be administered between the Company, PubCo, and their respective Affiliates in accordance with this Agreement and, to the extent not addressed herein, in accordance with an equity grant policy adopted by the Company and PubCo, as may be amended from time to time.

Section 3.06        Equity Awards in Respect of Class A Common Stock.

(a)               Options Held by Service Providers. If at any time or from time to time, an option to purchase shares of Class A Common Stock, including any option granted pursuant to an employee stock purchase plan (other than Surviving Corporation Options into which the vested TK Newco Options were converted pursuant to the Business Combination Agreement) (a “Stock Option”), that was granted under any Equity Incentive Plan to an employee or service provider of the Company or its Subsidiaries (an “Optionee”) is duly exercised:

(i)                 For each share of Class A Common Stock with respect to which the Stock Option is exercised, PubCo shall be considered to have sold to the Optionee, and the Optionee shall be considered to have purchased from PubCo, for a cash price per share equal to the value of a share of Class A Common Stock at the time of the exercise, a number of shares of Class A Common Stock equal to the quotient of (x) the per share exercise price of such Stock Option divided by (y) the value of a share of Class A Common Stock at the time of such exercise (provided, that if such Stock Option is exercised on a cashless basis, no such shares of Class A Common Stock shall be considered to have been purchased by the Optionee pursuant to this clause (i)).

(ii)              PubCo shall be considered to have sold to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary of the Company, PubCo shall be considered to have sold to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall be considered to have purchased from PubCo, a number of shares of Class A Common Stock equal to the excess of (x) the number of shares of Class A Common Stock as to which such Stock Option is being exercised over (y) the number of shares of Class A Common Stock sold to the Optionee pursuant to Section 3.06(a)(i) hereof (provided, that if such Stock Option is exercised on a cashless basis, PubCo shall be considered to have sold to the Company (or an applicable Subsidiary of the Company) the number of shares of Class A Common Stock into which such Stock Option is settled on a cashless basis). The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the value of a share of Class A Common Stock as of the date of exercise of such Stock Option.

(iii)            The Company shall be considered to have transferred to the Optionee (or if the Optionee is an employee of, or other service provider to, a Company Subsidiary, the Subsidiary shall be considered to have transferred to the Optionee) at no additional cost to such Optionee and as additional compensation to such Optionee, the number of shares of Class A Common Stock described in Section 3.06(a)(ii).

(iv)             PubCo shall be considered to have made a Capital Contribution to the Company in an amount equal to all proceeds received by PubCo in connection with the exercise of such Stock Option. PubCo shall receive for such Capital Contribution, a number of Common Units equal to the number of shares of Class A Common Stock for which such Stock Option was exercised (or, if such Stock Option is exercised on a cashless basis, the number of shares of Class A Common Stock into which such Stock Option is settled on a cashless basis).

(b)               SARs Held by Service Providers. If at any time or from time to time, a stock appreciation right in respect of shares of Class A Common Stock (a “SAR”), which, for the avoidance of doubt shall not include any Surviving Corporation Options into which TK Newco Options were converted pursuant to the Business Combination Agreement, that was granted under any Equity Incentive Plan to an employee or service provider of the Company or its Subsidiaries (a “SAR Holder”) is duly exercised:

(i)                 PubCo shall be considered to have sold to the Company (or if the SAR Holder is an employee of, or other service provider to, a Subsidiary of the Company, PubCo shall be considered to have sold to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall be considered to have purchased from PubCo, the number of shares of Class A Common Stock into which such SAR is settled. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the value of a share of Class A Common Stock as of the date of exercise of such SAR.

(ii)              The Company shall be considered to have transferred to the SAR Holder (or if the SAR Holder is an employee of, or other service provider to, a Company Subsidiary, the Subsidiary shall be considered to have transferred to the SAR Holder) at no additional cost to such SAR Holder and as additional compensation to such SAR Holder, the number of shares of Class A Common Stock described in Section 3.06(b)(i).

(iii)            PubCo shall be considered to have made a Capital Contribution to the Company in an amount equal to all proceeds received by PubCo (or that would have been received by PubCo had such SAR been exercised for cash) in connection with the exercise and settlement of such SAR. PubCo shall receive for such Capital Contribution a number of Common Units equal to the number of shares of Class A Common Stock into which such SAR is settled.

(c)               Stock Held by Service Providers Received Pursuant to Other Equity Awards. If at any time or from time to time, in connection with any Equity Incentive Plan and other than in connection with Redemptions under Article IX, any shares of Class A Common Stock are issued to an employee or service provider of the Company or its Subsidiaries (an “Award Holder”) pursuant to any type of award under an Equity Incentive Plan other than a Stock Option or SAR (including any shares of Class A Common Stock that are subject to forfeiture in the event such employee or service provider terminates his or her employment or service with the Company or any Subsidiary) in consideration for services performed for the Company or any Subsidiary:

(i)                 PubCo shall issue such number of shares of Class A Common Stock as are to be issued to such Award Holder in accordance with the Equity Incentive Plan;

(ii)              on the date (such date, the “Vesting Date”) that the value of such shares is includible in taxable income of such Award Holder, the following events will be deemed to have occurred: (A) PubCo shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such Award Holder is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the value of such shares of Class A Common Stock on the Vesting Date, (B) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such Award Holder, (C) PubCo shall be deemed to have contributed the purchase price described in clause (A) for such shares of Class A Common Stock to the Company as a Capital Contribution and (D) in the case where such Award Holder is an employee of or other service provider to a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary; and

(iii)            the Company shall issue to PubCo on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock issued under Section 3.06(c)(i) in consideration for a Capital Contribution that PubCo is deemed to make to the Company pursuant to clause (C) of Section 3.06(c)(ii) above.

(d)               Future Equity Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain PubCo from adopting, modifying or terminating equity incentive plans for the benefit of employees, directors or other business associates of PubCo, the Company or any of their respective Affiliates. In the event that any such plan is adopted, modified or terminated by PubCo, PubCo and the Company and their Affiliates shall be entitled to administer such plans in a manner consistent with the provisions of this Section 3.06, and PubCo and the Company may make any amendments that are necessary or advisable to this Section 3.06 to accommodate such administration, without the requirement of any further consent or acknowledgement of any other Member.

(e)               Certain other Matters. The Company shall be entitled to treat any transactions undertaken in connection with equity awards as contemplated by this Section 3.06 in a manner consistent with the principles of Treasury Regulations Section 1.1032-3.

Article IV

MANAGING MEMBER OWNERSHIP; RESTRICTIONS ON MANAGING MEMBER UNITS

Section 4.01        Managing Member Ownership.

(a)               Except in connection with Redemptions or Exchanges under Article IX, as provided in Section 3.06, as provided in Section 4.01(b) or as otherwise determined by the Managing Member, if at any time PubCo issues a share of Class A Common Stock or any other Equity Security of PubCo entitled to any economic rights (an “Economic PubCo Security”) with regard thereto, the Company shall issue to PubCo an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Common Units (if PubCo issues shares of Class A Common Stock), or such other Equity Securities of the Company (if PubCo issues Economic PubCo Securities other than shares of Class A Common Stock) corresponding to the Economic PubCo Security, with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Economic PubCo Security, and in exchange for the issuances in the foregoing clause, the net proceeds or contributed proceeds received by PubCo with respect to the corresponding issuance of Class A Common Stock or Economic PubCo Securities, if any, shall be concurrently contributed by PubCo to the Company. In addition, in the event any share of Class G Common Stock is converted by its terms into one or more shares of Class A Common Stock, one Class G Unit shall automatically, without any action by the part of any party hereto, be cancelled, and the Company shall issue to PubCo a number of Common Units equal to the number of shares of Class A Common Stock issued by PubCo in connection with such conversion. In the event any share of Class G Common Stock is cancelled by its terms, one Class G Unit shall automatically, without any action on the part of any party hereto, be cancelled.

(b)               In the event any Surviving Corporation Option into which a vested TK Newco Option converts pursuant to the Business Combination Agreement is exercised by its terms and the holder thereof is issued one or more shares of Class A Common Stock by PubCo, a corresponding Company Option with the same terms shall be exercised by PubCo, the Company shall issue to PubCo the applicable Common Units in respect of the exercise of such Company Option and any exercise price paid by the holder of such Surviving Corporation Option shall be paid by PubCo to the Company in respect of such exercise; provided, that, if any such Surviving Corporation Option is exercised on a cashless basis, then the corresponding Company Option shall also be exercised on a cashless basis, and the Company shall issue to the Corporation the same number of Common Units upon exercise of the Company Option as the number of shares of Class A Common Stock that were issued by PubCo to the holder of the Surviving Corporation Option upon exercise thereof. In the event any Surviving Corporation Option into which a vested TK Newco Option converts pursuant to the Business Combination Agreement is fully exercised or expires, forfeits or is terminated or cancelled by its terms, the corresponding Company Option shall automatically, without any action on the part of any party hereto, be cancelled.

(c)               Notwithstanding Section 4.01(a), this Article IV shall not apply (i) to the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (it being understood that upon a Redemption involving a Share Settlement or an Exchange under Article IX, the shares of Class A Common Stock issued therein will be issued together with a corresponding right) or (ii) to the issuance under the PubCo Equity Incentive Plan or PubCo’s other employee benefit plans of any warrants, options or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property as provided in Section 3.06 hereof.

Section 4.02        Restrictions on Managing Member Units.

(a)               Except as otherwise determined by the Managing Member, the Company may not issue any additional Common Units or any other Equity Securities of the Company to PubCo or any of its Subsidiaries, unless substantially simultaneously therewith PubCo issues or sells an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of shares of Class A Common Stock or other Equity Securities of PubCo with substantially the same rights to dividends and distributions (including distributions upon liquidation of PubCo) and other economic rights as the Equity Securities issued by the Company.

(b)               Except as otherwise determined by the Managing Member, (i) PubCo or any of its Subsidiaries may not redeem, repurchase or otherwise acquire any shares of Class A Common Stock unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from PubCo an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Common Units for the same price per security (or such other price as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) (or, if PubCo uses funds received from distributions from the Company, or the net proceeds from an issuance of Shares of Class A Common Stock, to fund such redemption, repurchase or acquisition, then the Company shall cancel a corresponding number of Common Units for no consideration) and (ii) PubCo or any of its Subsidiaries may not redeem or repurchase any other Equity Securities of PubCo unless substantially simultaneously therewith, the Company redeems or repurchases from PubCo an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) or other economic rights as those of such Equity Securities of PubCo for the same price per security (or such other price as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) (or, if PubCo uses funds received from distributions from the Company or the net proceeds from an issuance of Equity Securities other than shares of Class A Common Stock to fund such redemption, repurchase or acquisition, then the Company shall cancel an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of its corresponding Equity Securities for no consideration). Except as otherwise determined by the Managing Member, the Company may not redeem, repurchase or otherwise acquire Common Units or the Equity Securities of the Company from PubCo or any of its Subsidiaries, unless substantially simultaneously therewith such other Subsidiary redeems, repurchases or otherwise acquires an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of corresponding Equity Security from PubCo, and PubCo redeems, repurchases or otherwise acquires an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of shares of Class A Common Stock, or other applicable Economic PubCo Securities for a corresponding price per security from holders thereof (except that if the Company cancels Common Units for no consideration as described in Section 4.02(b)(i) or (ii), then the price need not be the same). Notwithstanding the immediately preceding sentence, to the extent that any consideration payable to PubCo or such other Subsidiary of PubCo in connection with the redemption or repurchase of any shares or other Equity Securities of PubCo or such other Subsidiary of PubCo, respectively, as applicable, is or consists (in whole or in part) of shares or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then redemption or repurchase of the corresponding Equity Securities of the Company shall be effectuated in an equivalent manner (except if the Company cancels Common Units or other Equity Securities for no consideration as described in this Section 4.02(b)).

(c)               Except as otherwise determined by the Managing Member, the Company shall not in any manner effect any subdivision (by any stock or Unit split, stock or Unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or Unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Common Units unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Equity Securities of PubCo, with corresponding changes made with respect to any other exchangeable or convertible securities.

Article V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
DISTRIBUTIONS; ALLOCATIONS

Section 5.01        Capital Contributions.

(a)               From and after the date hereof, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to make any further Capital Contribution, except as expressly provided in this Agreement.

(b)               Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any Property of the Company.

Section 5.02        Capital Accounts.

(a)               Maintenance of Capital Accounts. The Company shall maintain a Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i)                 Each Member listed on the Member Schedule shall be credited with the Initial Capital Account Balance set forth on the Member Schedule. The Member Schedule shall be amended by the Managing Member from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Sections 5.02(a)(ii), 5.02(a)(iii), 5.02(a)(iv), 5.02(c) or otherwise.

(ii)              To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.04 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(iii)            To each Member’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.04 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(iv)             In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Managing Member shall reasonably determine that it is necessary to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Company or the Members) to comply with the Code and Treasury Regulations or to ensure that the allocations provided for herein have substantial economic effect and/or are in accordance with the Members’ interests in the Company, the Managing Member may (acting reasonably and in good faith) make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article XII upon the dissolution of the Company. The Managing Member also may (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b)               Succession to Capital Accounts. In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member (the “Transferor Member”) to the extent such Capital Account relates to the Transferred Units.

(c)               Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property in respect of one or more Units; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) in connection with the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above need not be made if the Managing Member reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member. The Company shall be entitled to take all actions necessary (as determined by the Managing Member) to comply with the provisions of the Code and Treasury Regulations and other relevant guidance relating to non-compensatory options (including for Treasury Regulations Section 1.761-3).

(d)           No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. No interest shall be paid on the balance in any Member’s Capital Account.

(e)            Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member, with appropriate adjustments if necessary to reflect the economic differences between Units.

Section 5.03           Amounts and Priority of Distributions.

(a)            Distributions Generally. Except as otherwise provided in Article XII, distributions shall be made to the Members as set forth in this Section 5.03, at such times and in such amounts as the Managing Member, in its sole discretion, shall determine.

(b)            Distributions to the Members. Subject to Section 5.03(e) and (f), at such times and in such amounts as the Managing Member, in its sole discretion, shall determine, distributions shall be made to the Members in proportion to their respective Percentage Interests; provided, however, that notwithstanding anything in this Section 5.03 to the contrary (other than Section 5.03(e) and (f)), distributions shall be made in respect of any Unvested Units if and only if such Unvested Unit is entitled to distributions in the applicable Vesting Letter and any Unvested Units that are not entitled to receive such distribution shall be disregarded in both the numerator and the denominator for purposes of determining the Percentage Interests of the Members in order to allocate such distribution.

(c)            PubCo Distributions. Notwithstanding the provisions of Section 5.03(b), the Managing Member, in its sole discretion, may authorize that (i) cash be paid to PubCo (which payment shall be made without pro rata distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of Units held by PubCo to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of corresponding Equity Securities of PubCo in accordance with Section 4.02(b), and (ii) to the extent that the Managing Member determines that expenses or other obligations of PubCo are related to its role as the Managing Member or the business and affairs of PubCo that are conducted through the Company or any of the Company’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) distributions may be made to PubCo (which distributions shall be made without pro rata distributions to the other Members) in amounts required for PubCo to pay (w) operating, administrative and other similar costs incurred by PubCo, to the extent the proceeds are used or will be used by PubCo to pay expenses described in this clause (ii), and payments pursuant to any legal, tax, accounting and other professional fees and expenses, (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, PubCo, (y) fees and expenses (including any underwriters’ discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by PubCo, as the Managing Member and (z) other fees and expenses in connection with the maintenance of the existence of PubCo. For the avoidance of doubt, notwithstanding the foregoing, distributions made under this Section 5.03(c) may not be used to pay or facilitate dividends or distributions on the common stock of PubCo or to fund PubCo’s payment of income Tax liabilities or obligations under the Tax Receivable Agreement, and must be used solely for one of the express purposes set forth under clause (i) or (ii) of the immediately preceding sentence.

(d)           Distributions in Kind. Any distributions in kind shall be made at such times and in such amounts as the Managing Member, in its sole discretion, shall determine based on their fair market value as determined by the Managing Member in the same proportions as if distributed in accordance with Section 5.03(b). If cash and property are to be distributed in kind simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Member.

(e)            Tax Distributions.

(i)          Notwithstanding any other provision of this Section 5.03 to the contrary (but subject to Section 5.03(e)(ii)), to the extent permitted by Law and consistent with the Company’s obligations to its creditors as determined by the Managing Member, the Company shall make cash distributions pursuant to this Section 5.03(e)(i) to each Member at least two (2) Business Days prior to the date on which any U.S. federal corporate estimated tax payments are due (or at such other times as are necessary to permit the Members or their beneficial owners to discharge their U.S. federal, state and local estimated tax payment responsibilities, as reasonably determined by the Managing Member), in an amount equal to such Member’s Tax Distribution Amount (estimated on a quarterly basis by the Managing Member, taking into account estimated taxable income or loss of the Company through the end of the relevant quarterly period). The Managing Member shall adjust subsequent Tax Distributions up or down to reflect any variation between its prior estimate of quarterly Tax Distributions and the Tax Distributions that would have been computed under this Section 5.03(e) based on subsequent information.

(ii)         To the extent a Member otherwise would be entitled to receive less than its Percentage Interest of the aggregate Tax Distributions to be paid pursuant to this Section 5.03(e) on any given date, then the Tax Distributions to such Member shall be increased to ensure that all such Tax Distributions made pursuant to this Section 5.03(e) are made pro rata in accordance with the Members’ respective Percentage Interests (determined assuming that all Unvested Units are Vested Units for such purpose). If, on a Tax Distribution date, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled pursuant to this Section 5.03(e), the Company shall use its reasonable best efforts to distribute to the Members the amount of funds that are available pro rata in accordance with the Tax Distributions that would have been paid to the Members had no applicable limitation existed and the Company shall make future Tax Distributions as soon as funds become available sufficient to pay the remaining portion of Tax Distributions to which such Members would have been entitled had sufficient funds been available. Any distributions paid pursuant to Section 5.03(b) during a Fiscal Year shall, to the extent of Tax Distributions otherwise required to be paid during such Fiscal Year, be treated as Tax Distributions paid during such Fiscal Year. Notwithstanding anything else in this Agreement, at the discretion of the Managing Member, the amount of Tax Distributions to be paid in respect of any Fiscal Year shall be capped at an amount equal to the Aggregate Tax Distribution Cap (and, for the avoidance of doubt, Tax Distributions paid up to the Aggregate Tax Distribution Cap shall be paid pro rata in accordance with the Members’ respective Percentage Interests, and the Company shall have no obligation to pay or “catch up” in future periods any amount of Tax Distributions that are not required to be paid as a result of the operation of the Aggregate Tax Distribution Cap.

(iii)        Tax Distributions with respect to income or gain allocations made for periods beginning on or after the Restatement Date (including for this purpose amounts taken into account pursuant to the final sentence of the definition of “Tax Distribution Amount”) shall be treated as advances of amounts otherwise distributable to any Member pursuant to this Section 5.03 (other than this Section 5.03(e)) or Section 12.02(b)(ii), and accordingly shall be applied against and reduce (without duplication) the next amounts that would otherwise be payable to such Member pursuant to such provisions.

Section 5.04           Allocations.

(a)            Net Income and Net Loss. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 5.04(b), Section 5.04(c) and Section 5.04(d), Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 5.03(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 5.03(b), to the Members immediately after making such allocation (assuming, solely for this purpose that all Unvested Units were fully vested), minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the Managing Member may make allocations it (acting reasonably and in good faith) deems necessary to give economic effect to the provisions in Article V, Article XII and the other relevant provisions of this Agreement and to properly reflect each Member’s “interest in the partnership” within the meaning of Treasury Regulations Section 1.704-1(b)(3).

(b)           Special Allocations. The following special allocations shall be made in the following order:

(i)           Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.04(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)          Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.04(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)         Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided, that an allocation pursuant to this Section 5.04(b)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.04(b)(iii) were not in the Agreement.

(iv)         Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in accordance with their interests in Company profits.

(v)         Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

(vi)         Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss; and (B) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(c)           Curative Allocations. The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(vi) and Section 5.04(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.04(c). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.04.

(d)           Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Section 5.04 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Section 5.04 hereof, the limitation set forth in this Section 5.04(d) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.04(d) shall be subject to chargeback pursuant to the curative allocation provision of Section 5.04(c).

Section 5.05           Other Allocation Rules.

(a)            Interim Allocations Due to Percentage Adjustment. If the Members’ interests in the Company change pursuant to the terms of the Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Section 5.04 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the Treasury Regulations thereunder and made without regard to the date, amount or receipt of any distributions that may have been made with respect to the transferred interest to the extent consistent with Section 706 of the Code and the Treasury Regulations thereunder, and shall be made using any method permitted by Section 706 of the Code and such regulations as determined by the Managing Member. As of the date of such Transfer, the Transferee Member shall succeed to the Capital Account of the Transferor Member with respect to the transferred Units.

(b)          Tax Allocations: Code Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company and with respect to reverse Code Section 704(c) allocations described in Treasury Regulations Section 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for U.S. federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using the “traditional method”. Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement. Additionally, any recapture of depreciation or any other item of deduction shall be allocated, in accordance with the requirements of Treasury Regulations Sections 1.1245-1(e) and 1.1245-5. Allocations pursuant to this Section 5.05(b), Section 704(c) of the Code (and the principles thereof), and Treasury Regulations Section 1.704-1(b)(4)(i) are solely for purposes of U.S. federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

(c)           Treatment of Prior Preferred Units. The Company and the Members shall not treat any of the rights of the holders of the Series A Preferred Units, the Series B Preferred Units, the Series B-2 Preferred Units, the Series C Preferred Units, the Series C-1 Preferred Units, the Series C-2 Preferred Units, the Series D-1 Preferred Units and/or the Series D-2 Preferred Units (in each case, as such terms are defined in the Third Restated Agreement, and such preferred units, collectively, the “Preferred Units”) under the Third Restated Agreement with respect to the Preferred Units, or any rights of the holder of that certain warrant (a “Level Warrant”) issued to Level Equity and/or its Affiliates (or the common units into which a Level Warrant was converted) under the Third Restated Agreement with respect to a Level Warrant (or converted common units), including with respect to the issuance of, and economic rights of, Preferred Units, a Level Warrant (or applicable common units), or the Senior Secured Convertible Promissory Notes (as defined in the Third Restated Agreement) issued to certain members under the Third Restated Agreement pursuant to that certain Note Purchase Agreement dated May 21, 2020, which were convertible into Series D-1 Preferred Units or Series D-2 Preferred Units (as such terms were used in the Third Restated Agreement), as applicable (such notes, the “D-1 Notes” and “D-2 Notes”), as giving rise to any allocation of gross income attributable to a taxable capital shift, or payments under Section 707 of the Code, including guaranteed payments under Code Section 707(c), except as may be required by applicable law, provided, however, that, in the absence of a “determination” pursuant to Section 1313(a) of the Code, any decision by the Company that applicable law requires that the rights of the holders of Series A Preferred Units, the holders of Series B Preferred Units, the holders of Series B-2 Preferred Units, the holders of Series C Preferred Units, the holders of Series C-1 Preferred Units, the holders of Series C-2 Preferred Units, the holders of Series D-1 Preferred Units or the D-1 Notes, or the holders of Series D-2 Preferred Units or the D-2 Notes or the holder of a Level Warrant (or converted common units) be treated as giving rise to an allocation of gross income attributable to a taxable capital shift or payment(s) under Section 707 of the Code shall be subject to the consent of the holders of at least fifty percent (50%) of the then issued applicable Preferred Units (determined as of immediately prior to the Restatement Date), such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein, the Members and the Company agree that the Company will treat the rights of the Preferred Units as having given rise to an allocation of net income (or gross income to the extent there is not sufficient net income) to the holders of such Preferred Units in respect of the accrual of the preferred return applicable to such Preferred Units.

Section 5.06           Tax Withholding; Withholding Advances.

(a)            Tax Withholding.

(i)           If requested by the Managing Member, each Member shall, if able to do so, deliver to the Managing Member: (A) an affidavit in form satisfactory to the Company that the applicable Member (or its partners, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, local, foreign or other Law; (B) any certificate that the Company may reasonably request with respect to any such Laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. In the event that a Member fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), for the avoidance of doubt, the Company may withhold amounts from such Member in accordance with Section 5.06(b).

(ii)          After receipt of a written request of any Member or former Member, the Company shall provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not adverse to the Company or any Member. In addition, the Company shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided, that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in accordance with their Relative Percentage Interests.

(b)           Withholding Advances. Subject to and without limitation of Section 5.06(e), to the extent PubCo or the Company is required by Law to withhold or to make tax payments on behalf of or with respect to any Member (including the delivery of consideration in connection with a Redemption or Exchange, backup withholding, Section 1445 of the Code, Section 1446 of the Code or any “imputed underpayment” within the meaning of the Code or, in each case, similar provisions of state, local or other tax Law) (“Withholding Advances”), PubCo or the Company, as the case may be, may withhold such amounts and make such tax payments as so required.

(c)            Repayment of Withholding Advances. Subject to and without limitation of Section 5.06(e), all Withholding Advances made on behalf of a Member, plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Advances plus 2.0% per annum, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account), or (ii) with the consent of the Managing Member be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.06(c), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance and interest thereon.

(d)           Withholding Advances — Reimbursement of Liabilities. Subject to and without limitation of Section 5.06(e), each Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto).

(e)            Notwithstanding anything else in this Agreement (and consistent with the terms of the Business Combination Agreement), with respect to any liability arising out of or in connection with any tax audit, examination, proceeding, claimed deficiency or other similar matter relating to the Company or its Subsidiaries that pertains to taxable periods (or portions thereof) ending on or prior to the Restatement Date, if directed by the Company Holders’ Representative (as defined in the Business Combination Agreement) the relevant entity shall not make the election provided for in Section 6226 of the Code with respect to such liability (or any similar election available under U.S. state or local law), and shall instead pay any “imputed underpayment” (or similar liability imposed under other provisions of applicable tax law) at the Company or other relevant entity-level. Notwithstanding anything else in this Agreement (including the other provisions of this Section 5.06), without the prior consent of the Company Holders’ Representative (which may be withheld in the Company Holders’ Representative sole discretion) in no event will any equity holder (or their direct and indirect owners) be required to amend any Tax Return in connection with the procedures described in Section 6225(c) of the Code, undertake any other alternative to payment by the Company or its Subsidiaries of any imputed underpayment as provided for in the immediately preceding sentence, or indemnify the Company or its Subsidiaries in respect of any liability described in the immediately preceding sentence.

Section 5.07           Tax Proceedings. In representing the Company before any taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as such, the Company Representative shall, to the extent practicable and permitted under the circumstances, keep the Members promptly informed of any such administrative and judicial proceedings. For the avoidance of doubt, nothing in this Section 5.07 shall prevent the Company (or any of its Subsidiaries) from taking actions explicitly provided to be taken by the Company pursuant to this Agreement (including for this purpose making an election pursuant to Section 754 of the Code (or analogous provisions of state or local Law)).

Article VI

CERTAIN TAX MATTERS

Section 6.01           Company Representative.

(a)            The Managing Member is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law; provided, that the Managing Member may appoint and replace the Company Representative. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3)(i). The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall reasonably cooperate with each other and shall use reasonable best efforts to cause the Managing Member (or any Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d).

(b)            The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Company Representative. Subject to the other terms of this Agreement and the Business Combination Agreement, the Company Representative is authorized to take such actions and execute and file all statements and forms on behalf of the Company that are approved by the Managing Member and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules. Each Member agrees to reasonably cooperate with the Company Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Company Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings. For the avoidance of doubt, the provisions of this Section 6.01(b) shall be subject to the terms of the Business Combination Agreement and the other terms of this Agreement.

(c)            The Company and any eligible Subsidiary of the Company (A) shall make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any similar provisions of applicable U.S state or local law) for the taxable year that includes the date hereof and shall not thereafter revoke such election and (B) shall use reasonable best efforts to ensure that any entity in which the Company holds a direct or indirect interest that is treated as a partnership for U.S. federal income tax purposes that does not meet the definition of “Subsidiary” herein will have in effect an election pursuant to Section 754 of the Code (and any similar provisions of applicable U.S. state or local law).

Article VII

MANAGEMENT OF THE COMPANY

Section 7.01           Management by the Managing Member. Except as otherwise specifically set forth in this Agreement, the Managing Member shall be deemed to be a “manager” for purposes of the Delaware Act. Except as expressly provided in this Agreement or the Delaware Act, the day-to-day business and affairs of the Company and its Subsidiaries shall be managed, operated and controlled exclusively by the Managing Member in accordance with the terms of this Agreement, and no other Members shall have management authority or rights over the Company or its Subsidiaries. The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Managing Member taken in accordance with such rights and powers, shall bind the Company (and no other Members shall have such right). Except as expressly provided in this Agreement, the Managing Member shall have all necessary powers to carry out the purposes, business, and objectives of the Company and its Subsidiaries. The Managing Member may delegate to Members, employees, officers or agents of the Company or any Subsidiary in its discretion the authority to sign agreements and other documents on behalf of the Company or any Subsidiary. The Managing Member shall have the exclusive power and authority, on behalf of the Company and its Subsidiaries to take such actions not inconsistent with this Agreement as the Managing Member deems necessary or appropriate to carry on the business and purposes of the Company and its Subsidiaries.

Section 7.02           Withdrawal of the Managing Member. PubCo may withdraw as the Managing Member and appoint as its successor at any time upon written notice to the Company (i) any wholly-owned Subsidiary of PubCo, (ii) any Person into which PubCo is merged or consolidated or (iii) any transferee of all or substantially all of the assets of PubCo, which withdrawal and replacement shall be effective upon the delivery of such notice. No appointment of a Person as Managing Member shall be effective unless PubCo and the new Managing Member provide all other Members with contractual rights, directly enforceable by such other Members against the new Managing Member, to cause the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.03        Decisions by the Members.

(a)           Other than the Managing Member, the Members shall take no part in the management of the Company’s business, shall transact no business for the Company and shall have no power to act for or to bind the Company; provided, however, that the Company may engage any Member or principal, partner, member, shareholder or interest holder thereof as an employee, independent contractor or consultant to the Company, in which event the duties and liabilities of such Person with respect to the Company as an employee, independent contractor or consultant, as applicable, shall be governed by the terms of such engagement with the Company.

(b)           Except as expressly provided herein, neither the Members nor any class of Members shall have the power or authority to vote, approve or consent to any matter or action taken by the Company (or by PubCo, as Managing Member).

Section 7.04        Fiduciary Duties. (i) The Managing Member shall, in its capacity as Managing Member, and not in any other capacity, have the same fiduciary duties to the Company and the Members as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL); and (ii) each Officer shall, in their capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Members as an officer of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL). Notwithstanding the immediately preceding sentence, neither the Managing Member nor any Officer shall be subject to corporate opportunity or similar doctrines.

Section 7.05        Officers.

(a)           Appointment of Officers. The Managing Member may appoint individuals as officers (“Officers”) of the Company, which may include such officers as the Managing Member determines are necessary or appropriate. No Officer need be a Member. An individual may be appointed to more than one office.

(b)           Authority of Officers. The Officers shall have the duties, rights, powers and authority as may be prescribed by the Managing Member from time to time.

(c)            Removal, Resignation and Filling of Vacancy of Officers. Unless otherwise set forth in the employment agreement of the applicable Officer, the Managing Member may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Company, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Managing Member.

Article VIII

TRANSFERS OF INTERESTS

Section 8.01           Restrictions on Transfers.

(a)            Except as expressly permitted by Section 8.02 or Section 8.04, and subject to Section 8.01(b), Section 8.01(c), Section 8.01(d) and Section 8.01(e), any Vesting Letter, Equity Incentive Plan and/or any other agreement between such Member and the Company, PubCo or any of their respective Controlled Affiliates, without the consent of the board of directors of the Managing Member, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto. Any such Transfer which is not in compliance with the provisions of this Agreement shall be deemed a Transfer by such Member of Units in violation of this Agreement (and a breach of this Agreement by such Member) and shall be null and void ab initio.

(b)           Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer otherwise permitted or approved pursuant to this Article VIII that:

(i)           the Transferor shall have provided to the Company prior notice of such Transfer;

(ii)          the Transferee shall agree in writing to be bound by this Agreement by signing and delivering to the Company a joinder substantially in a form acceptable to the Company;

(iii)         the Transfer shall comply with all applicable Laws;

(iv)         to the knowledge of the Transferee and Transferor after reasonable inquiry of the Company, the Transfer shall not impose material liability or material reporting obligations on the Company or any Member thereof in any jurisdiction, whether domestic or foreign, or result in the Company or any Member thereof becoming subject to the jurisdiction of any Governmental Authority anywhere, other than the Governmental Authorities in which the Company is then subject to such liability, reporting obligation or jurisdiction; and

(v)          such Transfer shall comply with Article IX (to the extent Article IX governs such Transfer of Units).

(c)            Notwithstanding any other provision of this Agreement to the contrary, but subject to Article IX, no Member shall Transfer all or any part of its Units or any right or economic interest pertaining thereto if such Transfer, in the reasonable discretion of the Managing Member, would cause the Company to (i) be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Regulations promulgated thereunder or (ii) fail to qualify for the safe harbor contained in Treasury Regulations Section 1.7704-1(h).

(d)           Any Transfer of Units pursuant to this Agreement, including this Article VIII, shall be subject to the provisions of Section 3.01 and Section 3.02.

(e)            For the avoidance of doubt, in addition to any restrictions on Transfer set forth in this Article VIII that may apply to such Transfer, (i) any Transfer of Units by any Member shall be subject to the restrictions on Transfer applicable thereto pursuant to any Vesting Letter to which such Member is a party or pursuant to an applicable Equity Incentive Plan and (ii) any Transfer of Management Holdco Interests (as defined below) shall be subject to the restrictions on Transfer applicable thereto pursuant to the Management Holdco LLC Agreement or pursuant to an applicable Equity Incentive Plan.

Section 8.02           Certain Permitted Transfers. Except as expressly permitted by Section 8.04, but subject to compliance with Sections 8.01(b) through (e), from and after the date that is the earlier of (i) one hundred eighty (180) days following the Restatement Date (unless such time restriction is waived by the Managing Member in its sole discretion with respect to any proposed Transfer(s); provided, that if such restriction is waived by the Managing Member with respect to any Member, such restriction shall be waived with respect to the SLP Investor, Riverwood Investors and Level Equity Investors to the same extent, taking into account the aggregate Common Units and shares of Class A Common Stock held by such SLP Investor, Riverwood Investors and Level Equity Investors) and (ii) any Lock-Up Period Early Release Date (with respect to Lock-Up Shares subject to the corresponding Lock-Up Period Early Release), the following Transfers shall be permitted:

(a)            Any Transfer of Units to Management Holdco or a Management Holdco Member in connection with (x) the exercise of any repurchase or redemption right in respect of such Units of Management Holdco or such Management Holdco Member pursuant to the terms of the Management Holdco LLC Agreement, (y) the exercise of any right of Management Holdco or such Management Holdco Member to be distributed such Units pursuant to the terms of the Management Holdco LLC Agreement (including in connection with a redemption, repurchase or forfeiture of their Employee Units), or (z) the liquidation, dissolution and/or winding up of Management Holdco;

(b)           Any Transfer pursuant to Section 3.06;

(c)            Any Transfer by SLP Investor or any SLP Related Entity to SLP Investor or any SLP Related Entity;

(d)           Any Transfer by any Riverwood Investor or any Riverwood Related Entity to any Riverwood Investor or any Riverwood Related Entity;

(e)           Any Transfer by any Level Equity Investor or any Level Equity Related Entity to any Level Equity Investor or any Level Equity Related Entity;

(f)            Any Transfer pursuant to the terms of Article IX; and

(g)           Any Transfer contemplated by Section 10.02 in connection with a PubCo Approved Change of Control or PubCo Approved Recap Transaction.

Section 8.03           Registration of Transfers. When any Units are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.

Section 8.04           Lock-Up.

(i)                            Subject to Section 8.04(ii), the holders (the “Lock-up Holders”) of Units issued as consideration in connection with the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(ii)                            Notwithstanding the provisions set forth in Section 8.04(i) or Section 8.02, a Lock-up Holder or its Permitted Transferee may Transfer Lock-up Shares held by such Lock-Up Holder or Permitted Transferee during the Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, or (iii) the other Lock-Up Holders or, if such Lock-up Holder or Permitted Transferee is a corporation, partnership, limited liability company or other business entity, any direct or indirect partners, members or equity holders of such Lock-up Holder or Permitted Transferee; (b) to any affiliates of such Lock-up Holder or Permitted Transferee or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates formed for the purpose of investing in the Company; (c) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (g) to the Company; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of PubCo or a duly authorized committee thereof or other similar transaction which results in all of the Company’s members having the right to exchange their units for cash, securities or other property subsequent to the date of the Closing; provided, that in connection with any Transfer of such Lock-up Shares to a Permitted Transferee, the restrictions and obligations contained in this Agreement, including Section 8.04(i), will continue to apply to such Lock-up Shares after any Transfer of such Lock-up Shares and such Permitted Transferee shall continue to be bound by such restrictions and obligations for the balance of the Lock-up Period as if such Permitted Transferee were a Member and Lock-up Holder hereunder.

(iii)                          Notwithstanding the other provisions set forth in this Section 8.04, the board of directors of PubCo may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein.

(iv)                          During the Lock-up Period, any Transfers pursuant to this Article VIII (or waiver, amendment or repeal of the restrictions on transfer, including the Lock-up obligations) requiring the consent of the board of directions of PubCo shall also require consent of the TPG Designee (as defined in the Stockholders Agreement of PubCo) so long as the TPG Designee remains a member of the board of directors of PubCo.

Section 8.05           Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON _______, 2021, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF VACASA HOLDINGS LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND VACASA HOLDINGS LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY VACASA HOLDINGS LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Article IX

REDEMPTION AND EXCHANGE RIGHTS

Section 9.01           Redemption Right of a Member.

(a)            From and after the date that is the earlier of (i) one hundred eighty (180) days after the Restatement Date (unless such time restriction is waived by the Managing Member in its sole discretion with respect to any proposed Redemption; provided, that if such restriction is waived by the Managing Member with respect to any Member, such restriction shall be waived with respect to the SLP Investor, Riverwood Investors and Level Equity Investors to the same extent, taking into account the aggregate Common Units and shares of Class A Common Stock held by such SLP Investor, Riverwood Investors and Level Equity Investors) and (ii) any Lock-Up Period Early Release Date (with respect to Lock-Up Shares subject to the corresponding Lock-Up Period Early Release), and subject to (A) the terms of any Trading Policy (including any Blackout Period contained therein) and (B) the waiver or expiration of any contractual lock-up period relating to the shares of PubCo (or any corresponding Units) that may be applicable to such Member (including pursuant to the Stockholders Agreement), each Member (other than PubCo) shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units (excluding any Common Units that are subject to vesting conditions or subject to Transfer limitations pursuant to this Agreement or an applicable Vesting Letter or Equity Incentive Plan and) in whole or in part (the “Redemption Right”) at any time and from time to time. A Member desiring to exercise its Redemption Right (a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company, with a copy to PubCo. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than two (2) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided, that the Redemption Notice may specify that the Redemption is to be contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Share Settlement into which the Redeemed Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Share Settlement would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; provided, further that the Redeeming Member may withdraw or amend a Redemption Notice, in whole or in part, prior to the effectiveness of the Redemption, at any time prior to 5:00 p.m. New York City time, on the Business Day immediately preceding the Redemption Date (or any such later time as may be required by Applicable Law) by delivery of a written notice of withdrawal to the Company (with a copy to PubCo), specifying (1) the number of withdrawn Units, (2) if any, the number of Units as to which the Redemption Notice remains in effect and (3) if the Redeeming Member so determines, a new Redemption Date or any other new or revised information permitted in the Redemption Notice. Following receipt of the Redemption Notice, and in any event at least one (1) Business Days prior to the Redemption Date, PubCo shall deliver to the Redeeming Member a notice, specifying whether it elects to settle the Redemption with a Share Settlement or a Cash Settlement (an “Election Notice”). If the Election Notice specifies a Cash Settlement, then on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i)           PubCo shall contribute the proceeds of the Cash Settlement to the Company in exchange for a number of Common Units equal to the number of Redeemed Units (and for the avoidance of doubt, PubCo shall be permitted to elect a Cash Settlement only if such Cash Settlement is paid with cash proceeds contributed to the Company by PubCo substantially contemporaneously with the payment of such Cash Settlement); provided, that PubCo shall have no obligation to pay any portion of the Cash Settlement that exceeds the net proceeds from the private sale or Public Offering by PubCo of a number of Class A Common Stock equal to the number of Redeemed Units to be purchased with such cash;

(ii)          the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company, and (y) an equal number of shares of Class B Common Stock to PubCo;

(iii)         the Company shall (x) cancel the Redeemed Units, (y) pay to the Redeeming Member the applicable Cash Settlement, and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 9.01(a) and the Redeemed Units; and

(iv)         PubCo shall cancel and retire for no consideration the shares of Class B Common Stock that were Transferred to PubCo pursuant to Section 9.01(a)(ii)(y) above.

(b)           If the Election Notice specifies a Share Settlement, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i)           any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii)          PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii)         PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv)         PubCo shall have disclosed in good faith to such Redeeming Member any material non-public information concerning PubCo, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and PubCo does not permit such disclosure);

(v)         any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

(vi)        there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii)       there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Authority that restrains or prohibits the Redemption;

(viii)       PubCo shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix)         the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period.

(c)           If the Election Notice specifies a Share Settlement, unless the Redeeming Member has revoked the applicable Redemption as provided in Section 9.01(c), PubCo shall settle such Redemption on the Redemption Date by Transferring the Share Settlement directly to the Redeeming Member in exchange for the Redeemed Units (a “Direct Redemption”). In connection with a Direct Redemption, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date), (1) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances the Redeemed Units and an equal number of shares of Class B Common Stock to PubCo; (2) PubCo shall Transfer to the Redeeming Member the Share Settlement; (3) PubCo shall cancel and retire for no consideration such shares of Class B Common Stock and (4) the Company shall register PubCo as the owner of the Redeemed Units and, if the Redeemed Units are certificated, shall issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (1) of this Section 9.01(d) and the Redeemed Units. In furtherance of the foregoing, each of the Company, and the Redeeming Member shall take all actions reasonably requested by PubCo to effect the transactions contemplated by this Section 9.01(d), including executing and delivering any document reasonably requested by PubCo in connection therewith.

(d)           The number of shares of Class A Common Stock applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of dividends previously paid with respect to Class A Common Stock or cash or cash equivalents held by PubCo; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date; provided, further, however, that a Redeeming Member shall be entitled to receive any and all Tax Distributions that such Redeeming Member otherwise would have received in respect of income allocated to such Member for the portion of any Fiscal Year irrespective of whether such Tax Distribution(s) are declared or made after the Redemption Date.

(e)            In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

Section 9.02           Reservation of Shares of Class A Common Stock; Listing; Certificate of PubCo, etc.

(a)            At all times PubCo shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in a Redemption such number of shares of Class A Common Stock as shall be issuable upon any such Redemption; provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations in respect of any such Redemption by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of PubCo). PubCo shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Redemption in which a Share Settlement is made, to the extent a registration statement is effective and available for such shares. PubCo shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Redemption prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Redemption (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). PubCo covenants that all Class A Common Stock issued upon a Redemption in which a Share Settlement is made will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article IX shall be interpreted and applied in a manner consistent with any corresponding provisions of PubCo’s certificate of incorporation (if any).

(b)          Subject to the terms of the Registration Rights Agreement, PubCo covenants and agrees to deliver shares of the Share Settlement, if requested, pursuant to an effective registration statement under the Securities Act with respect to any Redemption to the extent that a registration statement is effective and available for such shares. In the event that any Redemption in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Redeeming Member requesting such Redemption, PubCo and the Company shall use reasonable best efforts to promptly facilitate such Redemption pursuant to an available exemption from such registration requirements.

(c)           PubCo agrees that it has taken all or will take such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, PubCo of equity securities of PubCo (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of PubCo. The authorizing resolutions shall be approved by either PubCo’s board of directors or a committee composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of PubCo.

Section 9.03           Effect of Exercise of Redemption. This Agreement shall continue notwithstanding the consummation of a Redemption and all other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member (to the extent of such Redeeming Member’s remaining interest in the Company). No Redemption shall relieve such Redeeming Member of any prior breach of this Agreement.

Section 9.04          Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that any Redemption (whether effected with a Cash Settlement or a Share Settlement) shall be treated as a direct exchange between PubCo and the Redeeming Member for U.S. federal and applicable state and local income tax purposes.

Section 9.05           Other Redemption Matters.

(a)            Each Redemption shall be deemed to be effective immediately prior to the close of business on the Redemption Date, and, in the case of a Share Settlement, the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) shall be deemed to be a holder of the Equity Securities issued in such Share Settlement, from and after that time, until such Equity Securities have been disposed of. As promptly as practicable on or after the Redemption Date, PubCo shall deliver or cause to be delivered to the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) the number of the Share Settlement deliverable upon such Redemption, registered in the name of such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued). To the extent the Share Settlement is settled through the facilities of The Depository Trust Company, PubCo will, subject to Section 9.06(c) below, upon the written instruction of a Redeeming Member, deliver or cause to be delivered the shares of the Share Settlement deliverable to such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued), through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Member.

(b)           Subject to Section 9.06(c), the shares of Share Settlement issued upon a Redemption shall bear a legend in substantially the following form:

THE TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(c)            If (i) any shares of the Share Settlement may be sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, (ii) all of the applicable conditions of Rule 144 are met, or (iii) the legend (or a portion thereof) otherwise ceases to be applicable, PubCo, upon the written request of the Redeeming Member thereof shall promptly provide such Redeeming Member or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry share) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Redeeming Member shall provide PubCo with such information in its possession as PubCo may reasonably request in connection with the removal of any such legend.

(d)            PubCo shall bear all of its own expenses in connection with the consummation of any Redemption, whether or not any such Redemption is ultimately consummated, including any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Redemption; provided, however, that if any of the Share Settlement is to be delivered in a name other than that of the Redeeming Member that requested the Redemption (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Redeeming Member), then such Redeeming Member and/or the Person in whose name such shares are to be delivered shall pay to PubCo the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Redemption or shall establish to the reasonable satisfaction of PubCo that such tax has been paid or is not payable. The Redeeming Member shall bear all of its own expenses in connection with the consummation of any Redemption (including, for the avoidance of doubt, expenses incurred by such Redeeming Member in connection with any Redemption that are invoiced to the Company).

Section 9.06           Employee Unit Redemption Right.

(a)           If Management Holdco elects pursuant to the rights in favor of, and exercisable by, Management Holdco, the Company, Managing Member, PubCo or any of their respective Subsidiaries under a Vesting Letter or Equity Incentive Plan to redeem or repurchase (whether at a discount or otherwise), or otherwise have forfeited, any Management Holdco Member Interests held by an Employee Member (other than in connection with a Redemption contemplated by Section 9.01 directly as a result of a request from Management Holdco to redeem his or her equity interests in Management Holdco in accordance with the Management Holdco LLC Agreement) (such redemption right, a “Management Holdco Redemption Right”) and effects all or any portion of such redemption by exchanging Employee Units for Management Holdco Member Interests held by such Employee Member (the “Redeemed Employee Member”), then Management Holdco shall have the right (an “Employee Unit Redemption Right”), exercisable by delivering a written notice to the Company (an “Employee Unit Redemption Notice”), to require the Company to repurchase any or all of the Employee Units that are transferred to the Redeemed Employee Member by Management Holdco (the “Redeemed Employee Units”) at a price per Redeemed Employee Unit equal to the redemption price contemplated by the Management Holdco Redemption Right (which, for the avoidance of doubt, will take into account any discount set forth in the applicable Vesting Letter, Equity Incentive Plan, the Management Holdco LLC Agreement or otherwise) (the “Employee Redemption Price”). The Employee Unit Redemption Notice shall set forth the number of Employee Units to be repurchased by the Company and shall include a copy of any notice(s) delivered in connection with the Management Holdco Redemption Right. The Company shall, promptly after receiving an Employee Unit Redemption Notice, deliver to Management Holdco a notice setting forth the Employee Redemption Price to be paid for the Redeemed Employee Units and the date (not later than sixty (60) days after receipt of the Employee Unit Redemption Notice) and place for the closing of the transaction (such date, the “Employee Unit Redemption Date”). The Company may elect, in its sole discretion, to pay for the Redeemed Employee Units by any combination of the following: (i) delivery of a cashier’s check or wire transfer of immediately available funds; (ii) issuance of an unsecured subordinated note bearing interest (payable in installments and/or at maturity) at a simple rate per annum equal to the prime rate; (iii) PubCo’s issuance of Class A Shares (which transaction may, at the election of PubCo, be settled via a direct transfer of such shares to the applicable Member in exchange for the Redeemed Employee Units; provided, that to the extent that the relevant Employee Redemption Price is less than the fair market value of the Redeemed Employee Units, Management Holdco shall redeem and cancel a portion of the Employee Units consistent with the procedure described in the last proviso in this sentence prior to the transfer of PubCo Class A Shares to the Employee Member pursuant to this clause (iii)) or (iv) by offsetting against any indebtedness or obligations for advanced or borrowed funds owed to the Company, PubCo, Management Holdco or any of their respective Affiliates by the applicable Employee Member subject to the Employee Unit Redemption Notice; provided, that if the Company does not elect a method of payment, the Employee Units shall be paid for in accordance with clause (i); provided further, that in the event the Employee Redemption Price is less than the fair market value of the applicable Employee Units (i.e., the Employee Units are to be redeemed or repurchased at a discount, or otherwise forfeited), and Management Holdco elects to exercise the Management Holdco Redemption Right at such Employee Redemption Price by redeeming and cancelling a portion of the Employee Units for no consideration in accordance with the Management Holdco LLC Agreement, the Company shall cause the Redeemed Employee Units to be cancelled and retired for no consideration, such that the fair market value of the Employee Units corresponding to the Management Holdco Member Interests of such Management Holdco Member that are not cancelled and retired reflects such discount or forfeiture (as provided for in the Management Holdco LLC Agreement). For the avoidance of doubt, (x) notwithstanding anything in this Section 9.07 to the contrary, if Management Holdco, on the one hand, and an applicable Employee Member, on the other hand, agree that, or it otherwise becomes the case that, the consideration payable by Management Holdco to such Employee Member in connection with a Management Holdco Redemption Right shall be less than one hundred percent (100%) of fair market value of the Employee Units (or corresponding Management Holdco Member Interests), then the consideration payable by the Company to Management Holdco pursuant to this Section 9.07 shall be reduced accordingly so that the Company shall only be obligated to pay a price per Redeemed Employee Unit equal to the price per corresponding Management Holdco Member Interest attributable to such Redeemed Employee Unit actually contemplated by the Management Holdco Redemption Right, and (y) to the extent Management Holdco exercises the Employee Unit Redemption Right pursuant to any rights it may have under any Vesting Letter, this Section 9.07 shall apply, regardless of whether or not prior to, on or after the exercise of the Employee Unit Redemption Right, the Management Holdco Member has submitted a request to effect the Redemption by Management Holdco contemplated by Section 9.01.

(b)           To the extent the Employee Unit Redemption Right is exercised, on the Employee Unit Redemption Date (to be effective immediately prior to the close of business on the Employee Unit Redemption Date):

(i)              after Management Holdco distributes the Redeemed Employee Units to the Redeemed Employee Member (x) the Redeemed Employee Member shall Transfer and surrender, free and clear of all liens and encumbrances the Redeemed Employee Units to the Company (including, for the avoidance of doubt, any such Redeemed Employee Units subject to a discounted repurchase or a forfeiture) and (y) Management Holdco shall Transfer and surrender to PubCo for no consideration, free and clear of all liens and encumbrances an equal number of shares of Class B Common Stock. Management Holdco shall take all actions necessary or appropriate to cause the Redeemed Employee Member to timely complete such Transfer;

(ii)            the Company shall (x) cancel the Redeemed Employee Units, (y) pay to the Redeemed Employee Member the Employee Redemption Price (except in the case of cancellation and retirement for no consideration described in Section 9.07(a)), and (z) if the Redeemed Employee Units are certificated, issue to Management Holdco a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by Management Holdco pursuant to clause (i) of this Section 9.07(b) and the Redeemed Employee Units; and

(iii)            PubCo shall cancel and retire for no consideration the shares of Class B Common Stock that were Transferred to PubCo pursuant to Section 9.07(b)(i)(y) above.

Article X

CERTAIN OTHER MATTERS

Section 10.01         Management Holdco Members. By virtue of their ownership of Equity Securities in Management Holdco, the Management Holdco Members indirectly hold interests in the Company (such Equity Securities in Management Holdco owned by Management Holdco Members, the “Management Holdco Member Interests”). In applying the provisions of this Agreement and in order to determine equitably the rights and obligations of Management Holdco and the Management Holdco Members, the Managing Member, the Company and/or Management Holdco may treat (a) the Units held by Management Holdco as if they were hypothetically directly held by the Management Holdco Members having an indirect economic interest therein and (b) any Management Holdco Member as if it were hypothetically a Member with a corresponding interest in a proportionate portion of the Units owned by such Management Holdco Member. Accordingly, with respect to Management Holdco, upon (i) any issuance of additional Units to Management Holdco for the benefit of any Management Holdco Member (or the occurrence of any event that causes the repurchase or forfeiture of any Units), (ii) the Transfer of Units by Management Holdco or (iii) any merger, consolidation, sale of all or substantially all of the assets of the Company, issuance of debt or any other similar capital transaction of the Company (each, a “Management Holdco Action”), the Managing Member, the Company and/or Management Holdco, as applicable, may take any action or make any adjustment with respect to the Management Holdco Interests to replicate, as closely as possible, such Management Holdco Action (including the effects thereof), and the Members shall take all actions reasonably requested by the Managing Member in connection with any Management Holdco Action and this Section 10.01.

Section 10.02         PubCo Change of Control; PubCo Approved Recap Transaction.

(a)            In connection with a PubCo Approved Change of Control, PubCo shall have the right, in its sole discretion, to require each Member to effect a Redemption of all or a portion of such Member’s and all other Members’ Units together with an equal number of shares of Class B Common Stock, pursuant to which such Units and such shares of Class B Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash and securities of a successor entity that would be received by holders of shares of Class A Common Stock), mutatis mutandis, in accordance with the Redemption provisions of Article IX (applied for this purpose as if PubCo had delivered an Election Notice that specified a Share Settlement with respect to such exchanges) and otherwise in accordance with this Section 10.02. Any such exchange pursuant to this Section 10.02(a) shall be effective immediately prior to the consummation of the PubCo Approved Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Approved Change of Control is not consummated) (the date of such exchange, the “Change of Control Exchange Date”). From and after the Change of Control Exchange Date, (i) the Units and any shares of Class B Common Stock subject to such exchange shall be deemed to be transferred to PubCo on the Change of Control Exchange Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class B Common Stock subject to such exchange (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such exchange, and without limiting any rights in respect of the Tax Receivable Agreement). PubCo shall provide written notice of an expected PubCo Approved Change of Control to all Members within the earlier of (x) five (5) Business Days following the execution of an agreement with respect to such PubCo Approved Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Approved Change of Control is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Change of Control transaction, subject to Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the PubCo Approved Change of Control, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Approved Change of Control (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Exchange Date, the Members shall take all actions reasonably requested by PubCo to effect such exchange, including taking any action and delivering any document required pursuant to this Section 10.02 to effect such exchange. In the case of any PubCo Approved Change of Control that was initially proposed by PubCo, PubCo shall use reasonable best efforts to enable and permit the Members to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class B Common Stock in connection therewith.

(b)           In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to all or any portion of shares of PubCo’s issued and outstanding Class A Common Stock is proposed by PubCo or PubCo’s stockholders and approved by the PubCo board of directors, or is otherwise consented to or approved by the PubCo board of directors (a “PubCo Approved Recap Transaction”), PubCo shall provide written notice of the PubCo Approved Recap Transaction to all Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such PubCo Approved Recap Transaction and (ii) ten (10) Business Days before the proposed date upon which the PubCo Approved Recap Transaction is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Recap Transaction, subject to Law, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such PubCo Approved Recap Transaction, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the PubCo Approved Recap Transaction, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Approved Recap Transaction, and the number of Units (and the corresponding shares of Class B Common Stock) held by such Member that is applicable to such PubCo Approved Recap transaction. The Members (other than PubCo) shall be permitted to participate in such offer by delivering a written notice of participation that is effective immediately prior to the consummation of such offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by PubCo. In the case of any PubCo Approved Recap Transaction that was initially proposed by PubCo, PubCo shall use reasonable best efforts to enable and permit the Members to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class B Common Stock in connection therewith.

Article XI

LIMITATION ON LIABILITY, EXCULPATION
AND INDEMNIFICATION

Section 11.01         Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company; provided, that the foregoing shall not alter a Member’s obligation to return funds wrongfully distributed to it.

Section 11.02         Exculpation and Indemnification.

(a)           Subject to the duties of the Managing Member and the Officers set forth in Section 7.04 and any employment agreement and/or restrictive covenants agreement with the Company as in effect from time to time (collectively, the “Specified Covenants”), neither the Managing Member nor any other Covered Person shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company. There shall be, and each Covered Person shall be entitled to, a presumption that such Covered Person acted in good faith.

(b)           A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

(c)           (i) The Company shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable fees and expenses of counsel), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which such Covered Person may be involved or become subject to, in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount is as a result of a Covered Person not acting in good faith on behalf of the Company or arose as a result of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Company or (ii) results from its contractual obligations under any Transaction Agreement to be performed in a capacity other than as a Covered Person or results from a breach by such Covered Person of a Specified Covenant. If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document (other than any Transaction Agreement), other than (x) by reason of any act or omission performed or omitted by such Covered Person that was not in good faith on behalf of the Company or constituted a willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company, or (y) as a result of any breach by such Covered Person of a Specified Covenant, the Company shall reimburse such Covered Person for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided, that such Covered Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Covered Person was not entitled to indemnification by, or contribution from, the Company in connection with such action, suit, proceeding or investigation. If for any reason (other than the bad faith of a Covered Person or the willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and each Covered Person shall be entitled to, a rebuttable presumption that such Covered Person acted in good faith.

(i)                 The obligations of the Company under this Section 11.02(c) shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof.

(ii)              Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Covered Person to the Company and/or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Covered Person in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (A) the Delaware Act, (B) this Agreement, (C) any other agreement between the Company or any Controlled Entity and the Covered Person pursuant to which the Covered Person is indemnified, (D) the Laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (E) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity ((A) through (E) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Covered Person may have from the Indemnitee-Related Entities. Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Covered Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Covered Person in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (x) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against the Company and/or any Controlled Entity, as applicable, and (z) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Company and the Covered Person agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 11.02(c), entitled to enforce this Section 11.02(c) as though each such Indemnitee-Related Entity were a party to this Agreement. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 11.02(c) as though each such Controlled Entity was the “Company” under this Agreement. For purposes of this Section 11.02(c), the following terms shall have the following meanings:

(A)             The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom a Covered Person may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.

(B)              The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of Expenses from both (i) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Covered Person pursuant to which the Covered Person is indemnified, the Laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

Article XII

DISSOLUTION AND TERMINATION

Section 12.01         Dissolution.

(a)           The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02.

(b)           No Member shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, hereby waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.

(c)           The Company shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):

(i)                 the expiration of forty-five (45) days after the sale or other disposition of all or substantially all the assets of the Company;

(ii)              upon the approval of the Managing Member; or

(iii)            the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act, in contravention of this Agreement.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Dissolution Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Delaware Act or otherwise, other than based on the matters set forth in subsections (i), (ii) and (iii) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Members hereby agree to continue the business of the Company without a Liquidation.

(d)           The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.

Section 12.02        Winding Up of the Company.

(a)          The Managing Member shall promptly notify the other Members of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Managing Member shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b)           The proceeds of the liquidation of the Company shall be distributed in the following order and priority:

(i)                 first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii)              second, to the Members in the same manner as distributions under Section 5.03(b).

(c)            Distribution of Property. In the event it becomes necessary in connection with the Liquidation to make a distribution of Property in-kind, subject to the priority set forth in Section 12.02(b), the liquidating trustee shall have the right to compel each Member, treating each such Member in a substantially similar manner, to accept a distribution of any Property in-kind (with such Property, as a percentage of the total liquidating distributions to such Member), corresponding as nearly as possible to the distributions such Member would receive under Section 12.02(b) with such distribution being based upon the amount of cash that would be distributed to such Members if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee in good faith.

Section 12.03         Termination. The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article XII, and the Certificate shall have been cancelled in the manner required by the Delaware Act.

Section 12.04        Survival. Termination, dissolution or Liquidation of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution or Liquidation already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution or Liquidation.

Article XIII

MISCELLANEOUS

Section 13.01         Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 13.02        Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the reasonable judgment of the Managing Member, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 13.03        Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party at the address, facsimile number or e-mail address specified for such party on the Member Schedule hereto or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 13.04         Binding Effect; Benefit; Assignment.

(a)           The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)           Except as provided in Article VIII, no Member may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Managing Member.

Section 13.05         Jurisdiction.

(a)            The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any U.S. federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.03 shall be deemed effective service of process on such party.

(b)           EACH OF THE COMPANY AND THE MEMBERS HEREBY IRREVOCABLY DESIGNATES THE CORPORATION SERVICE COMPANY (IN SUCH CAPACITY, THE “Process Agent”), WITH AN OFFICE AT 251 LITTLE FALLS DRIVE, WILMINGTON, NEW CASTLE COUNTY, DELAWARE 19801, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 13.03 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY SHALL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 13.06         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.07        Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 13.08         Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party, except to the extent provided herein with respect to Indemnitee-Related Entities, each of whom are intended third-party beneficiaries of those provisions that specifically relate to them with the right to enforce such provisions as if they were a party hereto.

Section 13.09         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 13.10         Amendment.

(a)           Until the Sunset Date, this Agreement can be amended at any time and from time to time by the written consent of (i) the Managing Member, (ii) SLP Investor, (iii) Level Equity Investors and (iv) Riverwood Investors, in the case of clauses (ii)-(iv), for so long as such party has the right to appoint at least one director of PubCo under the terms of the Stockholders Agreement. Following the Sunset Date, this Agreement can be amended at any time and from time to time by the written consent of the Managing Member, provided, however, that any proposed amendment that adversely modifies in any material respect the Common Units (or the rights, preferences or privileges of the Common Units) then held by any Members in any materially disproportionate manner to those then held by any other Members will require the prior written consent of a majority in interest of such disproportionately affected Member or Members. For the avoidance of doubt, the Managing Member, acting alone, may amend this Agreement, including the Schedule of Members, to reflect to reflect the admission of new Members or Transfers of Units, each as provided by and in accordance with, the terms of this Agreement.

(b)           No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 13.11         Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the Laws of any other State.

Section 13.12        No Presumption. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

Section 13.13         Attorney-In-Fact. Each Member (other than any Member that is entitled to appoint a director to the executive committee of PubCo) hereby appoints the Company as such Member’s attorney-in-fact (with full power of substitution) and hereby authorizes the Company to the execute and deliver in such Member’s name and on its behalf any amendment of this Agreement or other document relating hereto in furtherance of such Member’s rights and obligations pursuant to this Agreement. Each Member hereby acknowledges and agrees that such proxy is coupled with an interest and shall not terminate upon any bankruptcy, dissolution, liquidation, death or incapacity of such Member.

Section 13.14         Immunity Waiver. Each Member acknowledges that it is a commercial entity and is a separate entity distinct from its ultimate shareholders and/or the executive organs of the government of any state and is capable of suing and being sued. The entry by each Member into this Agreement constitutes, and the exercise by each Member of its respective rights and performance of its respective obligations hereunder will constitute, private and commercial acts performed for private and commercial purposes that shall not be deemed as being entered into in the exercise of any public function.

Section 13.15         Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Member or other party or third-party beneficiary specified in Section 13.08 will be irreparably damaged and will not have an adequate remedy at Law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Company or Members shall raise the defense that there is an adequate remedy at Law.

Section 13.16        Agreement of Certain Members. By accepting the benefits of this Agreement, each Employee Member that is or was an employee or service provider of the Company, PubCo, or any of their respective Affiliates (or is a Member that holds Units Transferred from or on behalf of any such individual) and Management Holdco on behalf of any Management Holdco Member that is or was an employee or service provider of the Company or any of its Affiliates (or is a Management Holdco Member that holds Units Transferred from or on behalf of any such individual) agrees that, to the extent any Vesting Letter, award agreement, guaranteed compensation agreement, employment agreement or other similar agreement between the Company or any of its Affiliates, on the one hand, and such employee or service provider (or any Affiliate that holds Units Transferred from or on behalf of any such individual) on the other hand, provides for rights and obligations of the parties thereto to be triggered upon the termination for “Cause” (or other similar construct) of such employee or service provider, unless a definition of “Cause” is expressly set forth in such agreement without reference to a definition thereof in any limited liability company or operating agreement, then the definition of “Cause” applicable to such agreement shall be the definition thereof in the applicable predecessor limited liability company or operating agreement referred to in such Vesting Letter, award agreement, guaranteed compensation agreement, employment agreement or other similar agreement; provided, however, that, by accepting the benefits of this Agreement, each such Employee Member further agrees and acknowledges that any such definition in any such predecessor limited liability company or operating agreement shall cease to be effective and shall be superseded at such time as the Managing Member adopts a new definition of “Cause” and provides thirty (30) days advance notice of such new definition to any such employee or service provider, in which event, such new definition shall become effective, but shall only apply to such employee or service provider with respect to matters first occurring after such effectiveness (whether or not discovered only after such effectiveness).

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amended and Restated Limited Liability Company Agreement to be duly executed as of the day and year first written above.

VACASA HOLDINGS LLC

By:
Name:	Matthew Roberts
Title:	Chief Executive Officer

VACASA, INC.

By:
Name:
Title:

[MEMBERS]

By:
Name:
Title:

[Signature Page to the Fourth Amended and Restated

Limited Liability Company Agreement of Vacasa Holdings LLC]

Schedule A – Member Schedule

1.	[ • ]